ALJ/JSW/sid Mailed 12/23/2002

EXHIBIT 10.07

Decision 02-12-070 December 19, 2002

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

The application of SAN DIEGO GAS & ELECTRIC (U 902 E) for approval of servicing agreement between the State of California Department of Water Resources ("DWR") and SDG&E Company Pursuant to Chapter 4 of the Statutes of 2001 (Assembly Bill 1 of the First 2001-2002 Extraordinary Session).

Application 01-06-039 (Filed June 22, 2001)

OPINION APPROVING THE 2003 SERVICING ORDER CONCERNING
SAN DIEGO GAS & ELECTRIC COMPANY AND THE CALIFORNIA DEPARTMENT OF WATER RESOURCES

Summary

On October 8, 2002, the California Department of Water Resources (DWR) submitted to this Commission a memorandum and proposed modifications to the "First Amended and Restated Servicing Agreement" (Amended Servicing Agreement) between DWR and San Diego Gas & Electric Company (SDG&E). DWR's submission was made in response to D.02-09-053 (the "Contract Allocation Decision"), which directed DWR and SDG&E to negotiate appropriate modifications to the Amended Servicing Agreement as a result of the allocation of energy from, and operational responsibility for, DWR's electricity contracts to SDG&E and the other two large electric utilities.

Today's decision approves a modified version of DWR's proposed modifications, which we have labeled as the "2003 Servicing Order Concerning State of California Department of Water Resources And San Diego Gas & Electric Company" (Servicing Order). Because the changes that DWR proposed, and that we here approve with modifications, were not agreed to by SDG&E, we are constrained to issue a Servicing Order rather than approve a Servicing Agreement. Appendix A of this decision contains a marked version of the revisions to the Servicing Order that we approve today. Appendix B of this decision is a "clean" copy of the approved Servicing Order. SDG&E is ordered to comply with the terms and conditions of the Servicing Order. The Servicing Order sets forth the terms and conditions under which SDG&E will provide the transmission and distribution of DWR-purchased electricity, as well as billing, collection, and related services on behalf of DWR. The Servicing Order also addresses DWR's compensation to SDG&E for providing those services.

Today's Servicing Order is needed because DWR and SDG&E have been unable to negotiate a mutually agreeable servicing arrangement. Due to the upcoming date when SDG&E is to assume operational control of the DWR contracts allocated to it, a Servicing Order needs to be put into place prior to year's end.

Background

In January 2001, in response to the energy crisis facing California, the Legislature gave DWR the authority to purchase electricity and sell it to the retail customers of California's electric utilities. This authority was provided for in Assembly Bill 1 of the First Extraordinary Session of 2001-2002 (Stats. 2001, Ch. 4) (AB X1).

In March 2001, the Commission ordered SDG&E to segregate, and hold in trust for the benefit of DWR, certain amounts its customers had paid for DWR's electricity. (D.01-03-081.) This arrangement was formalized in the "Servicing Agreement Between State of California Department of Water Resources and San Diego Gas & Electric Company," which was approved by the Commission with certain modifications in D.01-09-013.

As a result of D.01-09-013, D.02-02-051, and D.02-02-052, SDG&E and DWR discussed and negotiated amendments and restatements to the Servicing Agreement. These changes were reflected in the Amended Servicing Agreement, which the two parties signed on March 29, 2002. Subsequently, SDG&E sought Commission approval of the Amended Servicing Agreement by filing a petition for modification of D.01-09-013. The Commission granted SDG&E's petition and approved the Amended Servicing Agreement in D.02-04-048.

In D.02-07-038, the Commission approved SDG&E's second petition to modify D.01-09-013. This petition sought Commission approval of "Amendment No. 1" to the Amended Servicing Agreement. Thus, prior to today's decision, the existing servicing arrangements between SDG&E and DWR are composed of the Amended Servicing Agreement and Amendment No. 1.

Under AB X1, DWR's authority to contract for electricity purchases expires on January 1, 2003. (Water Code Sec. 80260.) Rulemaking (R.) 01-10-024 was initiated by the Commission to allow the electric utilities to resume the responsibility of procuring electricity for their customers. In D.02-09-053, the Commission ordered SDG&E, and the other two large electric utilities, to assume all of the operational, dispatch, and administrative functions for the electricity contracts that DWR had entered into, effective January 1, 2003. D.02-09-053 also allocated the DWR contracts to the resource portfolios of the three utilities, who are to schedule and dispatch the contracts in a least-cost manner.

As a result of the assumption of the operational duties for the DWR contracts, the Contract Allocation Decision recognized that the "servicing arrangements" that DWR had entered into with SDG&E, would need to be altered. (D.02-09-053, pp. 15, 59.) In Ordering Paragraph 3 of D.02-09-053, DWR and SDG&E were directed to negotiate appropriate modifications to their servicing arrangements, and DWR was directed to "submit its proposed modifications" by October 1, 2002. DWR and the three electric utilities were also directed to jointly file proposed operational agreements and proposed standards for reasonableness review by October 1, 2002.

The three utilities requested an extension of the submission date for the proposed modifications to the servicing arrangements and proposed operational agreements. The Commission's Executive Director, in a letter dated September 27, 2002, granted an extension of one week, to October 8, 2002.

In response to the submissions ordered in D.02-09-053, on October 8, 2002, DWR electronically transmitted to the Commission, and to the service list, a memorandum from Peter Garris of DWR, along with the proposed modifications to the existing servicing arrangements for SDG&E, and the other two utilities. The document containing DWR's proposed modifications to SDG&E's servicing arrangements is labeled "2003 Servicing Agreement Between State of California Department of Water Resources And San Diego Gas & Electric Company." DWR also transmitted two other documents, one which contains Attachments A through H of the Servicing Order, and the other which contains Attachment J of the Servicing Order.

Due to the earlier extension by the Executive Director, the assigned administrative law judge (ALJ) issued a ruling on October 10, 2002, allowing interested parties additional time to submit comments on the proposed modifications to SDG&E's servicing arrangements, and reply comments. SDG&E filed comments and reply comments on October 18, 2002 and October 23, 2002, respectively. On October 23, 2002, DWR transmitted a memorandum entitled "Comments Concerning Submissions Requested by the California Public Utilities Commission Decision 02-09-053."

Summary of Proposed Modifications to
the Amended Servicing Agreement

The proposed modifications to the Amended Servicing Agreement and related attachments have been compared to the Amended Servicing Agreement that was approved in D.02-04-048, and to Amendment No. 1 approved in D.02-07-038. In addition, the proposed modifications have been reviewed in light of the Contract Allocation Decision. Appendix A of this decision reflects the proposed modifications to the Amended Servicing Agreement through the use of underlining and strikeout markings.

The proposed modifications fall into the following categories:

    Definitions and requirements relating to the DWR contracts allocated to SDG&E in the Contract Allocation Decision.
    Definitions and requirements relating to the surplus energy sales and remittances that SDG&E will be responsible for.
    Definitions and requirements relating to the Operating Order.
    Incorporation of Amendment No. 1 into the modified version of the Amended Servicing Agreement.
    Certain attachments to be provided by SDG&E in Service Attachment 2.
    Incorporation of Attachment F, approved in D.02-07-038, into the modified version of the Amended Servicing Agreement.

In addition to the proposed modifications, additional changes have been made to the Amended Servicing Agreement and the related attachments. These additional changes are described in the discussion section below, and also reflect that SDG&E is being ordered to provide the services in accordance with the attached Servicing Order and that an Operating Order is expected to be approved, rather than an Operating Agreement.

Position of the Parties

    DWR

According to DWR's October 8, 2002 memorandum, DWR distributed the proposed modifications to SDG&E's servicing arrangements on October 3 and 4, 2002. As of October 8, 2002, DWR was unable to ascertain whether the proposed modifications were acceptable to SDG&E.

DWR has proposed modifying the Amended Servicing Agreement by making certain changes to the accounting and reporting procedures. According to DWR, these changes are found in Attachments C and J of the Servicing Order, and parallel accounting and reporting provisions are contained in Exhibits C and F of the Operating Order. DWR states that these accounting and reporting procedures are consistent with the policy set forth in the Contract Allocation Decision.

In its October 23, 2002 memorandum, DWR noted that, consistent with AB X1 and the Contract Allocation Decision, that it would still be subject to continuing obligations with respect to the DWR contracts. In particular, these obligations include:

    Servicing the bonds as issuer;
    Managing legal and financial obligations under its long-term contracts;
    Ensuring the integrity of its revenues; and
    Fulfilling its substantial reporting obligations associated with the above.

DWR states that it is working to ensure that there is an efficient and timely transition to the utilities of the operational functions of the DWR contracts, while ensuring that DWR is able to fulfill its continuing obligations. To accomplish this goal:

"DWR believes that certain principles and arrangements must be established regarding utilities' performance of certain functions under the allocated DWR long-term contracts on behalf of DWR. The operating agreement is a compilation of such principles and arrangements that DWR believes are necessary to achieve these goals.

. . .

"In preparing the operating agreement, DWR's objective has been to minimize DWR's involvement in the utilities' operation of the integrated portfolio, consisting of utility and allocated DWR contract resources, and to allow the utilities to make substantially all the operating decisions. The operating agreement is intended to provide appropriate mechanisms that allow the utilities to optimize the use of the integrated portfolio of resources on a service territory basis. . . After the operational transition, DWR will continue to be legally and financially responsible for the direct costs under the allocated DWR long-term contracts, including gas-related costs. As a result, DWR needs to receive timely reporting of data outlined in Exhibit F of the operating agreement.

"To implement checks and balances while operating the integrated portfolio, DWR has proposed certain accounting and revenue sharing principles in Exhibit C of the operating agreement. DWR believes that the proposed accounting and revenue sharing principles provide greater certainty of revenues and cash flows to the utilities and DWR and, accordingly, aid the utilities in their quest for creditworthy status. Finally, DWR believes that the pro rata revenue-sharing methodology articulated in the Contract Allocation Decision and further reflected in DWR's accounting and revenue sharing principles results in an equitable sharing of risk and reward. The information and data being requested under Exhibit F of the operating agreement are to facilitate DWR's verification of the utilities' remittances to DWR and costs incurred under the allocated contracts rather than to conduct an operational review of the utilities decisions.

"At this time, DWR does not believe that there is a consensus on the accounting and revenue sharing principles proposed by DWR. . . . The resolution of the issues related to the accounting and revenue sharing principles will require a significant shift from the existing remittance policy and DWR believes that such a policy implementation can only be achieved with the Commission's support and active involvement." (DWR October 23, 2002 Memorandum, pp. 1-2.)
    SDG&E

SDG&E's comments emphasize three points that the Commission should keep in mind while considering the proposed modifications to the Amended Servicing Agreement. First, that DWR and SDG&E are still continuing to negotiate, and that more time is needed to reach a consensus with DWR concerning the proposed modifications. Second, that the proposed modifications to the Amended Servicing Agreement are duplicative or in conflict with the proposed Operating Agreement. Whatever is adopted in the proposed Operating Agreement will affect certain provisions in the proposed modifications to the Amended Servicing Agreement. And third, that the proposed modifications to the Amended Servicing Agreement should provide that any revenues for surplus sales will be net of expenses.

SDG&E's comments also lists a series of concerns with the proposed modifications to the Amended Servicing Agreement and to the attachments. These issues fall into the following categories:

    Text changes to reflect the pro rata sharing of revenues contained in D.02-09-053.
    Text changes to reflect whether an agency relationship is created from the surplus sales made from a pro rata resource pool of DWR and investor owned utility energy, and indemnification and waiver of liability issues.
    Text changes regarding credit risk management and the associated incremental costs related to the sale of surplus energy.
    When SDG&E should forward DWR's share of the surplus energy sales revenues.
    Changes to Service Attachment 2, and Attachments B, F and G.

Discussion

In deciding whether we should approve the proposed modifications to the Amended Servicing Agreement and related attachments, the Commission is mindful of the course of action we have taken in R.01-10-024 and in D.02-09-053. One of the goals of R.01-10-024 is to allow the utilities "to resume purchasing electric energy, capacity, ancillary services and related hedging instruments to fulfill their obligation to serve and meet the needs of their customers." (R.01-10-024, p. 1.)

In order for SDG&E and the other utilities to undertake the operational responsibilities associated with the allocated DWR contracts beginning on January 1, 2003, certain operational arrangements and servicing arrangements need to be in place. With less than one month to go before the utilities are to take over the operational responsibilities for the DWR contracts, DWR and SDG&E have been unable to agree on a mutually acceptable servicing arrangement. To ensure a seamless transition of the DWR contracts allocated to SDG&E, while ensuring that DWR's legal and financial responsibilities for the DWR contracts continue to be fulfilled, it is imperative that servicing arrangements be in place before the end of 2002.

D.02-09-053 also required DWR to submit proposed operational agreements. As noted in the positions of the parties, certain provisions of the proposed operational agreement that DWR submitted may affect certain provisions of the proposed modifications to the Amended Servicing Agreement and the related attachments. The proposed operating agreement is being considered by the Commission in R.01-10-024. Since DWR and the utilities have been unable to mutually agree on a proposed operational agreement, we believe that the Commission will concurrently adopt an Operating Order when a Servicing Order for SDG&E is adopted.

On December 9, 2002, SDG&E filed its comments on the draft decision regarding the Servicing Order, and DWR submitted a memorandum on the three draft decisions regarding the Servicing Order. DWR's memorandum included a copy of "Amendment No. 2 To The First Amended and Restated Servicing Agreement Between The State of California Department of Water Resources and San Diego Gas & Electric Company" (Amendment No. 2). DWR states that Amendment No. 2 is intended to effect changes to the Agreement requested in D.02-11-074, the Bond Charge Decision. That decision, among other things, ordered SDG&E to make changes to its billing systems to impose the bond charges. As of December 9, 2002, SDG&E and DWR were in the process of executing Amendment No. 2. DWR states that it agrees to the provisions of Amendment No. 2, and requests that the Commission approve Amendment No. 2, or that the provisions of Amendment No. 2 be incorporated in the Commission's final 2003 Servicing Order decision.

DWR's December 9, 2002 memorandum also states that it reserves comment on the draft decisions which would adopt the Servicing Orders. DWR considers it premature to comment on these draft decisions because DWR submitted a request to the Commission on December 9, 2002, requesting that the Commission order the utilities to enter into an operating agreement with DWR pursuant to Water Code Sec. 80106(b). DWR states that any Servicing Order adopted by the Commission must be consistent with the operating agreement request.

SDG&E's December 9, 2002 comments note that it has agreed with DWR on the terms of Amendment No. 2, and that it anticipates submitting a signed copy of Amendment No. 2 to the Commission with SDG&E's December 16, 2002 reply comments. SDG&E states that the purpose of Amendment No. 2 is to revise the procedures found in the existing Servicing Agreement, and that the "revisions contemplate the manner by which SDG&E collects the DWR bond charges from its customers and remits them to DWR and the collection of fees by SDG&E for undertaking these agency services." (SDG&E Comments, p. 4.)

Amendment No. 2 makes four changes to SDG&E's existing Amended Servicing Agreement. The first change is to add Section 7.5 to the Amended Servicing Agreement. Section 7.5 provides for a reconciliation payment in the event there is a change in the applicable law, or a payment procedure is inconsistent with applicable law. The second change makes a revision to Section 7.4 of the Amended Servicing Agreement to reference the addition of Section 7.5. The third change is a revised Attachment C to the Amended Servicing Agreement. The new Attachment C revises the format of the daily and monthly reports to include additional information about the implementation of the bond charges. The fourth change is a revised Attachment G to the Amended Servicing Agreement. As revised, Attachment G provides an estimate of SDG&E's implementation costs associated with the DWR bond charge, and the reimbursement procedure that SDG&E and DWR will follow.

We will incorporate the provisions of Amendment No. 2, as agreed to by DWR and SDG&E, into the Servicing Order that we adopt today. The revisions in Amendment No. 2 enable SDG&E to carry out the Commission's directives contained in the Bond Charge Decision.

We now turn to SDG&E's concerns with the proposed modifications to the Amended Servicing Agreement.

SDG&E's first concern is that the use of "deemed" in sections 1.51 and 2.2.(c) of Amended Servicing Agreement are unnecessary because it may conflict with the pro rata sharing of revenues ordered in D.02-09-053 and because Attachments H and J specify how to determine the amount of energy provided by DWR and SDG&E.

We agree with SDG&E. Attachments H and J explain how to determine the amount of energy provided by DWR and SDG&E. The use of the term or phrase starting with "deemed" could be interpreted to mean that another calculation of DWR energy is possible. We will delete the references in sections 1.51. and 2.2.(c).

SDG&E's second concern is whether the utility is acting as DWR's agent for surplus sales, as found in the proposed modification to sections 2.3., 3.5. and 14.1. SDG&E urges the Commission to modify the draft decision to state that SDG&E's agency role cannot be allowed to interfere with providing service to SDG&E's customers. SDG&E states that its primary fiduciary obligation is to undertake its operational responsibilities, whether of its assets or of the allocated DWR contracts, in the best interests of the utility's ratepayers and shareholders."

We decline to delete those references. The draft decision regarding the Operating Order notes that the utilities are operating as DWR's agent for limited purposes, and that it reflects the nature of the capacity in which the utilities are undertaking these functions.

SDG&E's third concern is with the costs associated with credit risk management and the incremental costs associated with the sales of surplus energy. SDG&E states that the provisions of Section 3 of the Operating Order would place the credit risk management and costs on SDG&E. SDG&E states that credit risk management should be in the Operating Agreement, and not in the Servicing Order. If costs are incurred from the credit management, SDG&E states that DWR must share in these costs and that they should be included in the Servicing Order as part of the surplus energy sales revenue remittance calculation. SDG&E asserts that costs that are incremental to the sale should be attributed to the sales and any revenues should be net of any sales costs. SDG&E contends that under AB X1, SDG&E cannot be given any financial responsibility for DWR's costs. In addition, SDG&E contends that AB 57 requires that its creditworthiness cannot be impaired. SDG&E raised similar arguments with respect to the Operating Order.

We will accept DWR's proposed modification to sections 3.1(c) and 3.1(d) of the Servicing Order. This is consistent with the Commission's goal of reducing the utilities' reliance on the use of state resources to fulfill their obligations to serve customers. As noted in the Operating Order decision, the collateral requirements are not imposed by the DWR Contracts, but rather by exogenous variables such as the ISO tariff. With respect to the incremental costs associated with surplus energy sales, the Operating Order decision addresses the recovery of those costs.

SDG&E's fourth concern is with sections 3.5 and 12, and whether DWR must provide indemnification or a waiver of liability in situations involving the sale of surplus energy and disputes with third-party purchasers. Section 12 of the Amended Servicing Agreement addresses indemnification issues, but does not specifically address how specific situations would be handled. SDG&E contends that the draft decision should be modified to state that DWR must provide indemnification or waiver of liability if SDG&E is going to act on DWR's behalf. Neither DWR or SDG&E have proposed language to clarify the indemnification issue. We refrain from crafting additional indemnification language for the Servicing Order. This issue is best left to DWR and SDG&E to work out.

The fifth concern of SDG&E is the timing of when SDG&E shall make its remittances to DWR for the sale of surplus energy. Under section 4.2(g) and Attachment J, SDG&E is to remit DWR's share of the surplus sales revenues on the first business day after the 20th day of the month following each delivery month. SDG&E takes the position that it should not have to advance any funds to DWR, and that it should only remit DWR's share of the surplus sales revenues when the purchasers of the power pay SDG&E.

In SDG&E's comments to the draft decision, SDG&E points out that the provision in Section 4.2(g) of the proposed Servicing Order requiring SDG&E to remit surplus sales revenue to DWR on the 20th of the month following delivery could result in SDG&E having to incur the cost of a 40- to 55- day float. SDG&E states that this would require a revenue increase for additional cash working capital in SDG&E's next cost of service filing, which is contrary to, and not permitted under AB X1. SDG&E also points out that in DWR's December 5, 2002 memorandum to the Commission, that DWR indicated that surplus sales revenue should be remitted on "an actual receipts basis" and not on a "cost incurred" basis. SDG&E states that the draft decision regarding the Operating Order refers to the "receipts" concept, while the Servicing Order uses an obsolete reference to 20 days.

In D.02-09-053, at page 46, we stated that although DWR remains financially responsible for paying all contract-related bills, we expect that the utilities will "verify the invoices and instruct DWR to pay the bills." This statement suggests that SDG&E should not have to advance funds to DWR before DWR has to pay its invoices. The provisions in section 4.2(g) and Attachment J would require SDG&E to remit payments within 20 days of each delivery month, which presumably does not match up with when the invoices are due. Exhibit C of the Operating Order, which is entitled "Settlement Principles For Remittances And Surplus Revenues," provides at page C-3 that the: "Revenues from a forward market sale shall not be distributed to the Parties until after Utility receives the revenues from the sales and any sale-related charges." In reference to "ISO Real Time Market Sales," Exhibit C states that the: "Revenues from delivery of surplus energy to the ISO real time market shall not be distributed to the Parties until after Utility receives payment for final monthly invoice from the ISO for the month in which the surplus energy was delivered." Both of the quoted passages mean that SDG&E should not have to remit revenues from the energy sales to DWR until SDG&E has received payment. Accordingly, we shall change the reference in Section 4.2(g) of the Servicing Order regarding the 20 days to make it consistent with Exhibit C of the Operating Order.

Attachment J of the proposed Servicing Order is premised on remitting a preliminary amount of the surplus energy sales revenues to DWR on the first business day after the 20th day of the month. However, as discussed above, Exhibit C of the Operating Order specifies that revenues from forward sales, and sales to the ISO, are to be remitted to DWR after the utility has received payment. In order to make the Servicing Order consistent with the Operating Order, proposed Attachment J should be deleted from the Servicing Order that we adopt in this decision. In addition, other references to Attachment J that appear in the following sections of the Servicing Order shall also be deleted: 1.30.5.; 2.2.(d); 2.2.(f); 2.5.; 4.1.; 4.2.(g); 4.2.(h); 5.1.; 5.5.; and 14.17.

SDG&E's sixth concern is with the proposed modifications to sections H and I of Attachment B. SDG&E notes in its comments that section H.2. "should be deleted since this deals with the reconciliation SDG&E just completed."

We note that in DWR's October 8, 2002 transmittal of the proposed modifications to Attachment B, that section H.2. had already been deleted. As for the proposed modifications to section I of Attachment B, the addition of this section is consistent with the Post-Transition Remittance Methodology that is to take effect on and after the effective date of the Operating Order as provided for in Attachment H.

The seventh concern of SDG&E is that SDG&E has not included the Commission approved version of Attachment F in its proposed modifications. We have compared DWR's submission of Attachment F to the version that was approved in D.02-07-038. DWR's submission is virtually identical to what was approved in D.02-07-038, except that DWR's October 8, 2002 submission does not contain the table entitled "Summary Results of 20/20 Conservation Program: August 2002." We have indicated on Appendix A and Appendix B that the table approved in D.02-07-038 should be used in Attachment F.

SDG&E's eighth concern is with Attachment G, the DWR billing agent cost estimates. SDG&E states that this chart is outdated because it does not include bond charges and exit fees. SDG&E states that this section will need to be updated once these charges and fees are known. With that understanding, we recognize that Attachment G will need to be changed to reflect these additional charges and fees.

SDG&E's ninth concern is with the information that DWR wants in Service Attachment 2. SDG&E states that it is working with DWR to determine what kind of information DWR wants. DWR's October 8, 2002 submission only included the one page "Service Attachment 2," which described the "Title" of seven sections. DWR's Service Attachment 2 also notes that this is "To be provided by Utility." We will retain the Service Attachment 2 page as part of the Servicing Order, with the understanding that DWR and SDG&E will need to discuss what kind of information DWR wants from SDG&E.

The majority of the proposed modifications to the Amended Servicing Agreement reflect the actions taken in the Contract Allocation Decision, and are also linked to the proposed operating agreement. All of the proposed modifications, as shown in the attached Servicing Order and as discussed above, are consistent with the directives ordered in D.01-09-013, D.02-02-051, D.02-02-052, and D.02-09-053.

Since DWR and SDG&E have been unable to timely agree on a mutually acceptable modified Amended Servicing Agreement, we have further modified DWR's proposed modifications to the Amended Servicing Agreement to turn the document into a Servicing Order. The marked and clean versions of the Servicing Order, which are attached to this decision as Appendix A and Appendix B, are approved. SDG&E shall be directed to comply with the terms and conditions of the attached Servicing Order.

We note that today's approval of the Servicing Order does not prevent DWR and SDG&E from negotiating a mutually agreeable modified servicing agreement in the future and bringing such an agreement to us for approval. However, due to the approaching deadline for when SDG&E is to take over the operational aspects of the DWR contracts allocated to SDG&E, the attached Servicing Order is needed so that the operational transition for the DWR contracts can proceed smoothly.

Southern California Edison Company (SCE) raised a point in its comments to the draft decision regarding SCE's Servicing Order that has applicability to SDG&E as well. SCE states in its comments that it has had discussions with DWR as to the possible terms and conditions that could be included in the Amended Servicing Agreement. Although it is unclear at this point whether such discussions will lead to an agreement, SCE seeks clarification from the Commission that SCE be allowed to seek the termination of any Servicing Order that may be adopted, with an executed agreement between SCE and DWR "which substantially and fundamentally comport with the terms and conditions set forth in the . . .Servicing Order and the related attachments as they then exist." (SCE December 9, 2002 Comments, p. 11.)

We are receptive to reviewing a mutually agreeable servicing arrangement between SDG&E and DWR, so long as the terms do not substantially deviate from what's adopted in today's servicing order. Should SDG&E and DWR negotiate such an arrangement, SDG&E is free to request that the Commission consider replacing the Servicing Order adopted in today's decision with the mutually agreeable arrangement.

Rehearing and Judicial Review

This decision construes, applies, implements, and interprets the provisions of AB X1. Pursuant to Public Utilities Code Sec. 1731(c) any application for rehearing of this decision must be filed within 10 days of the date of issuance of this decision, and the provisions of Public Utilities Code Sec. 1768 are applicable to any judicial review of this decision.

Comments on Draft Decision

Pursuant to Public Utilities Code Sec. 311(g)(1) and Rule 77.7 of the Commission's Rules of Practice and Procedure, the draft decision of the ALJ was mailed to the parties on November 20, 2002. The comments on the draft decision have been reviewed, and appropriate changes have been made to the Servicing Order and the attachments.

Assignment of Proceeding

Loretta M. Lynch is the Assigned Commissioner and John S. Wong is the assigned ALJ in this proceeding.

Findings of Fact

  In response to D.02-09-053, on October 8, 2002, DWR submitted a memorandum and its proposed modifications to the Amended Servicing Agreement.
  Prior to today's decision, the existing servicing arrangement between DWR and SDG&E are composed of the Amended Servicing Agreement and Amendment No. 1.
  D.02-09-053 allocated the DWR contracts, and ordered SDG&E and the other two large electric utilities, to assume all of the operational, dispatch, and administrative functions for the allocated electricity contracts, effective January 1, 2003.
  The proposed modifications to the Amended Servicing Agreement and related attachments have been compared to the Amended Servicing Agreement that was approved in D.02-04-048, to Amendment No. 1 approved in D.02-07-038, and have been reviewed in light of the Contract Allocation Decision.
  One of the goals of R.01-10-024 is to allow the utilities to resume purchasing electric energy, capacity, ancillary services and related hedging instruments to fulfill their obligation to serve and meet the needs of their customers.
  In order for SDG&E and the other utilities to undertake the operational responsibilities associated with the allocated DWR contracts beginning on January 1, 2003, certain operational arrangements and servicing arrangements need to be in place before that date.
  Certain provisions of the proposed operating agreement may affect certain provisions of the proposed modifications to the Amended Servicing Agreement and related attachments.
  The proposed operational agreement is being considered by the Commission in R.01-10-024.
  The concerns of SDG&E over the proposed modifications to the Amended Servicing Agreement and related attachments have been reviewed and considered, and appropriate changes have been made as discussed in this decision.
  Notwithstanding today's approval of the Servicing Order, DWR and SDG&E are free to submit a mutually agreeable modified servicing agreement for our approval.

Conclusions of Law

  All of the proposed modifications to the Amended Servicing Agreement and the related attachments are consistent with the directives ordered in prior Commission decisions.
  Since DWR and SDG&E have been unable to timely agree on a mutually acceptable modified Amended Servicing Agreement, the Commission has made additional modifications to convert the modified Amended Servicing Agreement into a Servicing Order.
  The Servicing Order attached to this decision should be approved.
  SDG&E should be directed to comply with the terms and conditions contained in the approved Servicing Order.

ORDER

IT IS ORDERED that:

  The marked version, attached hereto as Appendix A, and the clean version, attached hereto as Appendix B, of the "2003 Servicing Order Concerning State of California Department of Water Resources And San Diego Gas & Electric Company" (Servicing Order) is approved.
  San Diego Gas & Electric Company shall comply with all of the terms and conditions of the approved Servicing Order.
  This proceeding is closed.

This order is effective today.

Dated December 19, 2002, at San Francisco, California.

LORETTA M. LYNCH

President

HENRY M. DUQUE

CARL W. WOOD

GEOFFREY F. BROWN

MICHAEL R. PEEVEY

Commissioners

2003 SERVICING ORDER

CONCERNING

STATE OF CALIFORNIA
DEPARTMENT OF WATER RESOURCES

And

SAN DIEGO GAS & ELECTRIC COMPANY

THIS ORDER HAS BEEN ISSUED BY THE CALIFORNIA PUBLIC UTILITIES COMMISSION ("COMMISSION") FOR USE BETWEEN THE STATE OF CALIFORNIA DEPARTMENT OF WATER RESOURCES ("DWR") AND SAN DIEGO GAS & ELECTRIC COMPANY ("UTILITY").

Date of Commission Approval: ________________________

Effective Date: ________________________

2003 SERVICING ORDER

TABLE OF CONTENTS

Section Numbers Title Page

Section 1.Definitions. 2

Section 2.Energy Delivery, Surplus Energy Sales and Ownership. 8

Section 3.Billing Services. 11

Section 4.DWR Revenues; Remittance of DWR Revenues. 13

Section 5.Term and Termination; Events of Default. 15

Section 6.Confidentiality. 17

Section 7.Payment of Fees and Charges. 19

Section 8.Records; Audit Rights; Annual Certification. 22

Section 9.Representations and Warranties. 25

Section 10.Amendment Upon Changed Circumstances. 25

Section 11.Data Retention. 26

Section 12.Indemnity. 26

Section 13.Limitations on Liability. 27

Section 14.Miscellaneous. 27

ATTACHMENTS

Attachment Title

SA1 Service Attachment 1 -- Consolidated Utility Billing Services

SA2 Service Attachment 2 -- Wholesale Trading, Invoicing and Collection Services

A Representatives and Contacts

B Remittance Methodology

C Sample Daily and Monthly Reports

D General Terms and Conditions

E Additional Provisions

F Calculation Methodology for Reduced Remittances Pursuant to 20/20 Program

G Fee Schedule

H Adjustments to DWR Charges for Variances in DWR Power Delivered

I Reserved

2003 SERVICING ORDER

THIS 2003 SERVICING ORDER (the "Servicing Order") concerns the State of California Department of Water Resources ("DWR"), separate and apart from its powers and responsibilities with respect to the State Water Resources Development System, and San Diego Gas & Electric Company, a California corporation ("Utility"). This Servicing Order amends and restates that First Amended and Restated Servicing Agreement between DWR and Utility, approved by the Commission on April 22, 2002, as amended by the Amendment No. 1 to the First Amended and Restated Servicing Agreement, approved by the Commission on July 17, 2002. DWR and Utility are sometimes collectively referred to as the "Parties" and individually referred to as a "Party."

BACKGROUND

A. Under the Act, DWR is authorized to sell electric power and energy to Customers. Amounts payable by DWR under this Servicing Order are payable solely from the Department of Water Resources Electric Power Fund established pursuant to Section 80200 of the California Water Code or other appropriated amounts legally available therefor.

B. Utility is engaged in, among other things, the transmission and distribution of electrical services to customers in its service territory, the billing and collection for electrical services and other charges, and the ownership, installation and reading of electrical meters for such customers.

C. The Act and Applicable Commission Orders allow DWR and the Utility to enter into contracts under which the Utility provides for the transmission and distribution of all power sold or made available for sale by DWR to Customers, and provides billing, collection and related services, as agent for DWR, on terms and conditions that reasonably compensate Utility for its services.

D. On June 22, 2001, the Parties entered into a Servicing Agreement to set forth the terms under which Utility will provide for the transmission and distribution of DWR Power as well as billing and related services.

E. On September 6, 2001, the Commission approved the Servicing Agreement pursuant to Decision 01-09-013, and ordered certain amendments to the Servicing Agreement as described in Ordering Paragraphs 3, 4 and 5 of such decision.

F. On February 21, 2002, the Commission issued Decision 02-02-051, approving and adopting a Rate Agreement between the Commission and DWR.

G. On April 22, 2002, the Commission approved the First Amended and Restated Servicing Agreement pursuant to Decision 02-04-048, which amended the Servicing Agreement to comply with Commission Decision 01-09-013 and to implement certain provisions of the Rate Agreement.

H. On July 17, 2002, the Commission approved Amendment No. 1 to the First Amended and Restated Servicing Agreement ("Amendment No. 1") pursuant to Decision 02-07-038, which amended the First Amended and Restated Servicing Agreement in order to provide for a separate line item on the Consolidated Utility Bills for Bond Charges and to implement the 2002 20/20 Program as ordered by the Commission pursuant to Resolution E-3770.

I. On September 19, 2002, the Commission issued Decision 02-09-053 relating to the allocation of DWR's power contracts, ordering the Parties to modify the Agreement to reflect the new operational arrangements under the contract allocation ordered by the Commission in such decision.

J. This Servicing Order is the result of a desire to comply with Decision 02-09-053 and to incorporate the changes set forth in Amendment No. 1.

NOW, THEREFORE, DWR agrees, and SDG&E is ordered to do as follows:

  Definitions.

  The following terms, when used herein (and in the attachments hereto) with initial capitalization, shall have the meaning specified in this Section 1. Certain additional terms are defined in the attachments hereto. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. "Includes" or "including" shall mean "including without limitation." References to a section or attachment shall mean a section or attachment of this Servicing Order, as the case may be, unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made (except as otherwise specifically provided herein). Unless the context otherwise requires, references to Applicable Laws or Applicable Tariffs shall be deemed references to such laws or tariffs as they may be amended, replaced or restated from time to time. References to the time of day shall be deemed references to such time as measured by prevailing Pacific time.

    ACH -- Automated Clearing House, a nationwide payment and collection system which provides for the electronic distribution and settlement of funds.
    Act -- Chapter 4 of Statutes of 2001 (Assembly Bill 1 of the First 2001-02 Extraordinary Session) of the State of California.
    Additional Charges -- Additional Charges shall have the meaning set forth in Section 7.2 below.

    1.3.5. Aggregate Power--DWR Power, Utility-Provided Electric Power, and, subject to Section 4.3 of the Rate Agreement, ESP Power or other third party provided power for Customers located within the Utility's service territory, to the extent DWR Charges are authorized to be imposed on any such power by Applicable Commission Orders.

    Allocated Contracts -- The long-term power purchase agreements, listed on Schedule 1 of the Operating Order, allocated to Utility under the Contract Allocation Order.
    Applicable Commission Orders--Such rules, regulations, decisions, opinions or orders as the Commission may lawfully issue or promulgate from time to time, which further define the rights and obligations of the Parties under this Servicing Order.
    Applicable Law--The Act, Applicable Commission Orders and any other applicable statute, constitutional provision, rule, regulation, ordinance, order, decision or code of a Governmental Authority.
    Applicable Tariffs--Utility's tariffs, including all rules, rates, schedules and preliminary statements, governing electric energy service to Customers in Utility's service territory, as filed with and approved by the Commission and, if applicable, the Federal Energy Regulatory Commission.
    Assign(s)--Assign(s) shall have the meaning set forth in Section 14.3(c).
    Billing Services--means Consolidated Utility Billing Service

    1.9.3 Bond Charges--Bond Charges shall have the meaning set forth in the Rate Agreement.

    1.9.7 Bundled Customer--A Customer that purchases electric energy from Utility.

    Bureau --Bureau shall have the meaning set forth in Section 8.2(b).
    Business Days-- Regular Monday through Friday weekdays which are customary working days, excluding holidays, as established by Applicable Tariffs.
    Business Hours -- The period on a Business Day from 9:00 a.m. until 5:00 p.m.
    C.E.R.S. -- California Energy Resource Scheduling, a division of DWR.
    Charges -- DWR Charges and Utility Charges.
    Claims -- Claims shall have the meaning set forth in Section 12.
    Commission -- The California Public Utilities Commission.
    Confidential Information -- Confidential Information shall have the meaning set forth in Section 6.1(c).
    Consolidated Utility Billing Service -- Billing service through the use of Consolidated Utility Bills as described in Service Attachment 1 to this Servicing Order.
    Consolidated Utility Bill -- A consolidated bill prepared and presented by Utility to a Customer which includes both the Customer's Utility Charges and DWR Charges.

    1.19.3. Contract Allocation Order -- Decision 02-09-053 of the Commission, issued on September 19, 2002, as such Decision may be amended or supplemented from time to time by the Commission.

    1.19.7. Contracts -- The Allocated Contracts.

    Customer -- A customer in Utility's service area that purchases (or is deemed to purchase) Aggregate Power.
    Daily Remittance Amount -- Daily Remittance Amount shall have the meaning set forth in Section 4.2(a).
    Daily Remittance Report -- Daily Remittance Report shall have the meaning set forth in Section 4.2(b).
    Day-Ahead Market -- The daily ISO forward market for which energy and ancillary services are scheduled for delivery on the following calendar day.
    Delinquent Payment -- Delinquent Payment shall mean the payment of any amount due under this Servicing Order after the time when payment is required to be made hereunder, as further described and/or limited hereunder.
    Discloser -- Discloser shall have the meaning set forth in Section 6.1(c).
    Reserved.
    Reserved.
    DWR Charges -- Bond Charges, Power Charges and any other amounts authorized to be collected from Customers pursuant to Applicable Commission Orders and Applicable Law in order to meet DWR's revenue requirements under the Act, as calculated pursuant to this Agreement and Applicable Law.
    DWR Power -- The electric power and energy, including but not limited to capacity and output, or any of them supplied by DWR to Bundled Customers pursuant to the Act and Applicable Commission Orders.
    DWR Revenues -- Those amounts required to be remitted to DWR by Utility for DWR Charges and DWR Surplus Energy Sales Revenues.

    1.30.5. DWR Surplus Energy Sales Revenues -- Revenues received by Utility for the sale of surplus Power to third parties that Utility is required to remit to DWR, consistent with the Contract Allocation Order and Exhibit C of the Operating Order.

    DWR's Agent -- DWR's Agent shall have the meaning set forth in Section 8.2(b).
    Effective Date -- The date this Servicing Order is effective in accordance with Section 14.16, as such date is set forth on the cover page hereof.

    1.32.3 Electric Service Provider -- Electric Service Provider has the meaning set forth in the Rate Agreement.

    1.32.7. ESP Power -- electric power sold by an Electric Service Provider to Customers.

    Event of Default -- Event of Default shall have the meaning set forth in Section 5.2.
    Execution Date -- The date this Servicing Order is fully executed by the Parties, as such date is set forth on the cover page hereof.

    1.34.5 Exit Fee -- Any fee that DWR is entitled, under Applicable Law, to assess and collect from a Customer in the event such Customer ceases purchasing DWR Power.

    Final Hour-Ahead Schedule -- The final schedule of DWR Power submitted by DWR and Utility and published by the ISO for the Hour-Ahead Market.
    Fund -- Fund shall have the meaning set forth in Section 13.2.
    Governmental Authority -- Any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the Commission.
    Governmental Program - Any program or directive established by Applicable Law which directly or indirectly affects the rights or obligations of the Parties under this Servicing Order and which obligates or authorizes DWR to make payments or give credits to Customers or other third parties under such programs or directives.
    Hour-Ahead Market -- The ISO forward market for which energy and ancillary services are scheduled for subsequent hours for delivery on the current calendar day.
    Imbalance Energy -- The difference between electric power metered and the electric power scheduled in the Day-Ahead Market or Hour-Ahead Market.
    Indemnified Party -- Indemnified Party shall have the meaning set forth in Section 12.
    Indemnifying Party -- Indemnifying Party shall have the meaning set forth in Section 12.
    Initial Remittance Date -- Initial Remittance Date shall have the meaning set forth in Section 4.2(a).
    Insolvency Event -- With respect to Utility, (a) the filing of a decree or order for relief by a court having jurisdiction in its premises or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for any substantial part of its property, or the ordering of the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive calendar days; or (b) the commencement by it of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by it to the entry of an order for relief in an involuntary case under any such law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for it or for any substantial part of its property, or the making by it of any general assignment for the benefit of creditors, or the taking of action by it in furtherance of any of the foregoing.
    ISO -- The State of California Independent System Operator Corporation.
    Late Payment Rate -- The Prime Rate plus 3%.

    1.46.1. Operating Order -- The Operating Order between DWR and Utility, dated as of [ ] and approved by the Commission on [ ].

    1.46.2. Operating Order Effective Date -- The date the Operating Order is effective in accordance with the provisions thereof.

    1.46.3. Power -- Electric power and energy, including but not limited to capacity and output.

    1.46.5 Power Charges -- Power Charges shall have the meaning set forth in the Rate Agreement.

    Prime Rate -- The rate which Morgan Guaranty Trust Company of New York announces from time to time in New York, New York as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

    1.47.5 Rate Agreement -- The Rate Agreement between DWR and the Commission adopted by the Commission on February 21, 2002 pursuant to Commission Decision 02-02-051, as the same may be amended and adopted by subsequent Commission proceedings.

    Recipient -- Recipient shall have the meaning set forth in Section 6.1(c).
    Recurring Fees -- Recurring Fees shall have the meaning set forth in Section 7.1.
    Remittance -- A payment by Utility to DWR or its Assign(s) in accordance with this Servicing Order.
    Scheduled Energy -- DWR Power set forth on schedules submitted by DWR to Utility and the ISO, or by Utility to the ISO, as the case may be, in the Day-Ahead Market and Hour-Ahead Market that, pursuant to Section 2.2(b), DWR provided to Bundled Customers.
    Scheduling Coordinator -- to -- Scheduling Coordinator Trade -- Schedules for energy transferred from one ISO scheduling coordinator to another. Such schedules are deemed delivered by the ISO upon publication by the ISO of the final schedules.
    Services -- Billing Services, metering services and meter reading services which may be performed by Utility and related collection, remittance and other services provided by Utility for DWR pursuant to this Servicing Order.

    1.53.5 Servicing Order -- This 2003 Servicing Order, including all attachments hereto.

    State -- The State of California.
    Set-Up Fee -- Set-Up Fee shall have the meaning set forth in Section 7.1.
    Term -- The term of this Servicing Order as set forth in Section 5.1.
    20/20 Program -- 20/20 Program shall have the meaning set forth in Section 4.3.
    Utility Charges -- Charges incurred by a Customer for electricity-related services and products provided by Utility to the Customer, as approved by the Commission and, as applicable, the Federal Energy Regulatory Commission or other Governmental Authority (including, but not limited to, any Competition Transition Charges or Fixed Transition Amount Charges owing to Utility or its affiliates, as those terms are defined under the California Public Utilities Code). Utility Charges shall not include DWR Charges or charges related to natural gas related services and products.
    Utility-Provided Electric Power -- Utility-Provided Electric Power shall refer to electricity from Utility's own generation, qualifying facility contracts, other power purchase agreements and bilateral contracts. Utility-Provided Electric Power shall include neither DWR Power nor ESP Power.

  The terms used in the attachments, but not specifically defined herein or elsewhere in this Agreement, are understood by the Parties to have their ordinary meanings.

  Energy Delivery, Surplus Energy Sales and Ownership.
    Delivery of DWR Power.

    Pursuant to the Act and Applicable Commission Orders, Utility is ordered to transmit, or provide for the transmission of, and distribute DWR Power to Bundled Customers over Utility's transmission and distribution system in accordance with Applicable Law, Applicable Tariffs and any other agreements between the Parties.

    Data and Information Communications Procedures.
            Utility shall estimate Bundled Customer usage and Utility-retained generation for a given trade day and shall communicate the net of such estimate to DWR by 7:00 a.m. on the preceding Business Day; provided, however upon the Operating Order Effective Date, Utility is directed to comply with the data and information communications procedures of the Operating Order. In the event that DWR observes a persistent deviation between estimated Bundled Customer usage and actual Bundled Customer usage, or between estimated Utility-retained generation and actual Utility-retained generation, DWR may request Utility to review, and Utility will promptly commence to review, Utility's forecast methodology and will report the results of such review to DWR; provided, however, that Utility shall have no obligation to correct or minimize such deviation except as provided in Attachment H hereto.
            DWR agrees to send to Utility in writing each day the Scheduling Coordinator-to-Scheduling Coordinator Trade between DWR and Utility. This information shall be delivered no later than 9:30 a.m. for trades in the Day-Ahead Market for the following day, and no later than two hours and twenty minutes prior to the start of the delivery hour for trades in the Hour-Ahead Market. Utility is ordered and DWR agrees to separately provide these schedules to the ISO prior to the close of the respective markets. The above deadlines for DWR are set because the ISO Day-Ahead Market currently closes at 10:00 a.m. on the day before delivery and the ISO Hour-Ahead Market currently closes two hours before the delivery hour. If these closing times should change, the deadlines for submission of DWR data to Utility shall change proportionately, which revised deadlines shall be confirmed in writing by DWR and Utility. DWR agrees that, upon Utility's request, DWR shall supply information to Utility substantiating to Utility's reasonable satisfaction (i) the total amount of energy purchased by DWR in the Day-Ahead Market and Hour-Ahead Market; and (ii) other such information that may be required for Utility to verify the DWR Charges, or any component thereof, including information regarding the allocation of such energy among Customers and other third parties to the extent so required. Notwithstanding the provisions of this paragraph (b), upon the Operating Order Effective Date, Utility shall schedule and dispatch Power as provided in the Operating Order.
            The basis for remittances of revenues for Power Charges shall be the amounts collected from Bundled Customers for delivery of DWR Power, as further described in Attachments B and H of this Servicing Order, and upon the Operating Order Effective Date, consistent with the principles set forth in Exhibit C of the Operating Order. The basis for the remittance of revenues for Bond Charges shall be amounts collected from Customers pursuant to future Applicable Commission Orders implementing such Bond Charges (including, without limitation, the portion of any Exit Fee imposed by the Commission on Customers of Electric Service Providers or upon any other third party which constitutes a Bond Charge). If and when ordered by the Commission, the remaining portion of any such Exit Fee shall be remitted to DWR in a manner reasonably agreed upon by the Parties. All DWR Charges shall be at the applicable Commission-approved rates. If either Party obtains actual knowledge of a material flaw in the procedures or methods set forth in this Servicing Order, and such flaw has a material adverse effect on (i) the delivery of Services (including, without limitation, the timely and accurate remittance of DWR Charges and DWR Surplus Energy Sales Revenues to DWR), or (ii) the timely and accurate payment to Utility of compensation for Services hereunder, the discovering Party shall bring such flaw to the attention of the other Party within a reasonable time. Upon the delivery of such notice, the Parties shall conduct good faith negotiations to resolve such flaw. Without limiting any other terms, express or implied, of this Servicing Order or any other agreement between the Parties, the Parties acknowledge that the two preceding sentences do not impose an independent obligation to perform any investigation or monitoring to discover any such flaw.
            Adjustments to the remittance of revenues to DWR prior to the Operating Order Effective Date in (c) above will be based on the following, (i) the difference between scheduled quantities and those scheduled quantities which are actually reflected in ISO settlement statements, and (ii) the difference between the Utility estimate of Customer usage and the actual Customer usage reflected in ISO settlement statements. Adjustments to the remittance of revenues to DWR after the Operating Order Effective Date in (c) above will be based on the following, (i) the difference between estimated dispatched quantities of Utility and DWR Contracts and the actual dispatched quantities reflected in ISO settlement statements, and (iii) the difference between Utility's estimate of Customer usage and the actual Customer usage reflected in ISO settlement statements. Utility shall include an adjustment of DWR Charges, DWR Power, Utility-Provided Electric Power, DWR Surplus Energy Sales Revenues and, as applicable, ESP Power, on its next Consolidated Utility Bill if so provided for in Attachment H.
            Upon the Operating Order Effective Date, Utility shall calculate and remit DWR Surplus Energy Sales Revenues consistent with the Contract Allocation Order and the Operating Order. The basis for remittance of DWR Surplus Energy Sales Revenues shall be amounts collected by Utility from third parties for sales of surplus Power, as further described in Exhibit C of the Operating Order, all in accordance with the Contract Allocation Order.
            All data and information to be exchanged between the Parties in connection with scheduling or settlement of transactions shall be in the format agreed to by Utility and DWR and shall, except as otherwise provided by this Servicing Order or Utility Applicable Tariffs, or as may be approved by Utility in its reasonable discretion, be submitted electronically. If a Party receives any information that is unreadable, or contains data that cannot be processed by the receiving Party's system, or is otherwise damaged, such receiving Party shall inform the sending Party of such problem. Until any such problem is corrected, the receiving Party shall not be responsible for processing information received in this condition. The foregoing notwithstanding, a receiving Party shall not be excused from its obligation to process information if the receiving Party cannot read or otherwise process the information sent by the sending Party as a result of defects, errors, bugs, or viruses in the receiving Party's systems or software or due to negligence or wrongful act(s) or failure(s) to act on the part of the receiving Party's employees, agents, independent contractors, subcontractors or assigns.
    Ownership of DWR Power, Surplus Power, Utility-Provided Electric Power and DWR Revenues.

    (a) Notwithstanding any other provision herein, and in accordance with the Act and Section 80110 of the California Water Code, DWR shall retain title to all DWR Power sold by DWR to Bundled Customers or any surplus Power sold by Utility on DWR's behalf in accordance with the terms of the Operating Order and consistent with the Contract Allocation Order. In accordance with the terms hereof and the Operating Order, as the case may be, Utility is acting solely as the servicing agent for DWR with respect to the sale of Aggregate Power provided to Customers and with respect to sales of surplus Power to third-party power purchasers. In accordance with the Act and Section 80104 of the California Water Code, upon the delivery of DWR Power to Bundled Customers or the sale of surplus Power to third-party power purchasers, those Bundled Customers and third-party power purchasers, shall be deemed to have purchased that Power from DWR, and payment for any such sale shall be a direct obligation of such Bundled Customers or third-party purchasers, as the case may be, to DWR. Notwithstanding any other provision herein, Utility shall retain title to all Utility-Provided Electric Power supplied by Utility to Bundled Customers and all surplus Power provided by Utility.

    (b) DWR Charges and DWR Surplus Energy Sales Revenues shall be the property of DWR for all purposes.

    Allocation of DWR Power and DWR Surplus Energy Sales Revenues.

DWR Power will be allocated pursuant to the Act and other Applicable Law and Applicable Tariffs. Upon the Operating Order Effective Date, DWR Power and DWR Surplus Energy Sales Revenues shall be allocated consistent with the Contract Allocation Order, and as provided in the Operating Order and this Servicing Order.
    DWR Surplus Energy Sales Revenues.

The treatment of surplus Power shall be governed by the Contract Allocation Order and as further provided by Operating Order, as the same may be hereafter amended by written agreement of the Parties.
  Billing Services.
    Provision of Services by Utility.
            Utility shall provide metering services, meter reading services and Billing Services relating to (i) the delivery of DWR Power that is the basis for a Power Charge and (ii) the delivery of Aggregate Power, except to the extent that such services are provided by a third party, that is the basis for a Bond Charge. In the event that billing services are provided by a third party to its Customers, Utility shall bill and collect DWR Charges from the third party supplier, as applicable to the third party for its Customers, on behalf of DWR, in accordance with Applicable Commission Orders and Applicable Tariffs and remit the same to DWR upon collection. Utility provided metering services, meter reading services and Billing Services shall be provided in accordance with Applicable Commission Orders, Applicable Tariffs and Service Attachment 1 hereto.

            Upon the Operating Order Effective Date, Utility shall sell surplus Power on behalf of DWR, and provide invoicing and collection of amounts owed by third parties for such surplus Power sales made by Utility on DWR's behalf and allocate such revenues to DWR. Surplus Power sales made by Utility on DWR's behalf, including the invoicing and collection of amounts owed by third parties and credit risk management, shall be conducted by Utility in accordance with Applicable Commission Orders, including but not limited to, the Contract Allocation Order, Applicable Tariffs, the Operating Order and Service Attachment 2 hereto.

            On behalf of DWR, Utility shall (i) follow its customary standards, policies and procedures in performing its duties hereunder and (ii) perform its duties hereunder using the same degree of care and diligence that Utility exercises for its own account.
      For surplus Power sales to third parties, Utility shall apply prudent credit risk management criteria to ensure that such purchasers meet or exceed DWR credit criteria, or in the absence of such DWR designated criteria, then consistent with industry accepted credit standards. If Utility sells surplus Power to an entity that requires collateral, the cost and obligation to post such collateral shall be Utility's responsibility.
      Utility shall be responsible for all transaction fees or other costs associated with the sale of surplus Power imposed by third-party purchasers or any agents of Utility or such purchaser.
    Reserved.
    Modification of Billing and Metering Systems.

    Utility shall have the right to modify and replace its billing and metering systems, subject to the requirements of Applicable Law, if any. However, to the extent that such modifications and replacements materially interrupt Services provided by Utility to DWR, Utility shall provide to DWR, as soon as reasonably practicable, prior written notice of any such changes, including, but not limited to, such changes as are required by Applicable Law or Applicable Commission Order(s). Moreover, to the extent any such modifications would affect the collection of DWR Charges or DWR Surplus Energy Sales Revenues in a manner which is different from the collection of Utility Charges or other Utility revenues from the sale of Power, Utility shall obtain DWR's prior written consent to such modifications, which consent shall not be unreasonably withheld or delayed.

    Customer Inquiries.

So long as Consolidated Utility Billing Service is in place, Utility shall address all Customer inquiries regarding the DWR Charges. DWR agrees to provide all necessary information to Utility in order to permit Utility to respond to all Customer inquiries on a timely basis. In extraordinary circumstances, Utility will refer Customer inquiries to DWR in a manner to be agreed upon by the Parties. In the event that either (i) DWR's failure to provide all such necessary information to Utility, (ii) DWR's provision of inaccurate information or (iii) DWR's failure to handle Customer inquiries referred to it by Utility in extraordinary circumstances in the manner agreed upon by the Parties results in Utility's non-compliance with its obligations under this Section 3.4, such non-compliance will not constitute a material breach of this Servicing Order and will not give DWR the right to terminate this Servicing Order.

    Inquiries From Third-Party Power Purchasers.

So long as Utility, as agent to DWR, sells surplus Power to third-party purchasers, Utility shall address all third-party purchasers' inquiries regarding such surplus Power sales. If Utility and any third-party purchaser should have a dispute with respect to the sale of surplus Power, Utility shall resolve all such disputes. Utility shall apply the same practices to the resolution of such disputes as Utility uses to resolve disputes related to any other transaction with such third-party purchaser.
  DWR Revenues; Remittance of DWR Revenues.
    DWR Revenues.

    DWR Revenues required to be remitted to DWR under this Servicing Order shall be based upon DWR Charges in effect from time to time pursuant to Applicable Law and Attachments B and H hereto. Upon the Operating Order Effective Date, DWR Surplus Energy Sales Revenues shall be remitted based upon the principles provided in Exhibit C of the Operating Order.

    Remittance of DWR Revenues.

    As provided below and in Attachments B, H and J hereto, all DWR Revenues shall be held by Utility in trust for DWR (whether or not held together with other monies) and shall be remitted to DWR.

            Within one Business Day after the Effective Date, Utility shall determine the Daily Remittance Amount in the manner set forth in Attachment B hereto (the "Daily Remittance Amount"). On the day of such determination (the "Initial Remittance Date"), Utility shall remit to DWR or its Assign(s) the Daily Remittance Amount, if any, for each day from the Effective Date up to and including the Initial Remittance Date. On each subsequent Business Day during the remainder of the Term, Utility shall determine and remit to DWR or its Assign(s) the Daily Remittance Amount for such Business Day. If the Utility determines that it has remitted amounts to DWR in error, Utility may provide notice of such event to DWR (accompanied by an explanation of the facts surrounding such erroneous deposit), and DWR agrees to review such notice and information as soon as practicable and promptly repay such funds if and to the extent DWR agrees with Utility, such agreement not to be unreasonably withheld or delayed.
            Each Remittance shall be accompanied by a written report substantially in the form of that set forth in Attachment C hereto (the "Daily Remittance Report"). Utility will not be required at any time to advance or pay any of its own funds in the fulfillment of its responsibilities hereunder with respect to DWR Charges, except to the extent provided otherwise in the Attachments hereto.
            Utility, from time to time, will make adjustments regarding amounts remitted as described in Attachment B hereto. In addition, monthly reconciliation reports, as described in Attachment C hereto, shall be filed with DWR by Utility.
            Except as expressly provided in this Servicing Order (including the Attachments hereto), Utility shall not deduct from amounts due to DWR hereunder any amounts owing by DWR to Utility which relate to arrangements within or outside the scope of this Servicing Order, or any other amounts, and Utility expressly waives any right to do so. The foregoing shall not limit Utility's rights to seek any other remedies permitted under other arrangements with DWR.
            The Parties recognize that prior to October 1, 2001, Utility has been remitting DWR Charges to DWR based upon the interim remittance methodologies described in Decision 01-03-081, adopted by the Commission on March 27, 2001, and Decision 01-05-064, adopted by the Commission on May 15, 2001 (collectively the "Interim Remittance Methodologies"). Utility shall reconcile the amounts remitted pursuant to the Interim Remittance Methodologies at the time and in the manner set forth in Attachment B hereto.

            Beginning October 1, 2001, Utility has also made Remittances utilizing the method set forth in Section 2.2 and Attachments B and H of the Servicing Agreement approved by the Commission pursuant to Decision 01-09-013, as amended from time to time. On and after the Operating Order Effective Date, Utility shall transition to using the Post-Transition Remittance Methodology as provided in Attachment H hereto and consistent with the Settlement Principles for Remittances and Surplus Revenues set forth in Exhibit C of the Operating Order, this Servicing Order and Attachments B and H hereto.

            Upon the Operating Order Effective Date, the percentage of surplus Power sales which is to be allocated to DWR by Utility shall be determined consistent with the Contract Allocation Order and the principles set forth on Exhibit C of the Operating Order, all as further provided in this Servicing Order.
            Following the Operating Order Effective Date, Utility shall calculate and remit to DWR the Surplus Energy Sales Revenues Remittance Amount as provided for in Exhibit C (Settlement Principles For Remittances And Surplus Revenues) of the Operating Order. Each Monthly Remittance Amount for surplus Power sold on behalf of DWR shall be accompanied by a written report in a form to be developed by the Parties.
    20/20 Program.

  To the extent that the program established in the California Governor's Executive Order D-30-01, dated March 13, 2001, and Executive Order D-33-01, dated April 26, 2001, as the foregoing orders may be amended, supplemented, extended or otherwise modified (the "20/20 Program"), obligates DWR to make payments or extend credits to Bundled Customers or other third parties under such program, Remittances to DWR may be reduced by such payments to the extent of DWR's responsibility as required by Applicable Law and Applicable Tariffs. DWR agrees that Utility's reasonable initial implementation and recurring administrative costs associated with such program shall be paid by DWR in the same manner and at the same times as Utility's Set-Up Fee and Recurring Fees, respectively, as described in Sections 7.2 and 7.3 below. Additionally, Utility will invoice DWR for any other costs incurred by Utility under such program, and DWR agrees to pay such invoices as Additional Charges, in the manner contemplated in Section 7 below. The method for calculating reduced Remittances to DWR under this Section 4.3, as well as Utility's implementation and administration costs, shall be as set forth in Attachment F hereto.

  Term and Termination; Events of Default.
    Term.

    The term of this Servicing Order (the "Term") shall commence on the Effective Date and shall terminate on the earlier of (a) 180 calendar days after the last date DWR Charges are imposed on Customers and 180 calendar days after the last date Utility sells surplus Power on behalf of DWR pursuant to the Operating Order, or (b) the earlier termination of this Servicing Order pursuant to this Section 5.

    Events of Default by Utility.

    The following events shall constitute "Events of Default" by Utility under this Servicing Order:

            any failure by Utility to remit to DWR or its Assign(s) any required Remittance in the manner and at the time specified in this Servicing Order (except to the extent otherwise allowed under Sections 4.3 and 7.2) that continues unremedied for three Business Days after the earlier of the day Utility receives written notice thereof from DWR or the day the responsible manager at Utility first has actual knowledge of such failure; or
            any failure by Utility to duly observe or perform in any material respect any other term or condition of Utility set forth in this Servicing Order, which failure (i) materially and adversely affects the interests or rights of DWR or its Assign(s), and (ii) continues unremedied for a period of 60 calendar days after written notice of such failure has been given to Utility by DWR or its Assign(s); or
            any representation or warranty made by Utility in this Servicing Order proves to have been incorrect when made, which has a material adverse effect on DWR or its Assign(s) and which material adverse effect continues unremedied for a period of 60 calendar days after the date on which written notice thereof has been given to Utility by DWR or its Assign(s).
    Consequences of Utility Events of Default.
            Upon any Event of Default by Utility, DWR may, in addition to exercising any other remedies available under this Servicing Order or under Applicable Law, (i) terminate this Servicing Order in whole or in part (including Service Attachment 1); and (ii) apply to the Commission and, if necessary, any court of competent jurisdiction for sequestration and payment to DWR or its Assign(s) of DWR Revenues. Remittances not made to DWR by Utility on the date due (except to the extent Remittances were not made by operation of Sections 4.3, 7.2, 14.4 or Attachment B hereto) shall bear interest at the Prime Rate from the first day after the due date until the third Business Day after the due date, and at the Late Payment Rate thereafter until paid.
            Reserved.
    Defaults by DWR.

    DWR agrees that it shall be in default under this Servicing Order upon:

            subject to subsections (b), (c), (d) and (e) below, DWR's failure to cure its material breach of any provision of this Servicing Order within 60 calendar days after receiving written notice thereof from Utility;
            Except for amounts to which DWR has objected in writing pursuant to Section 7.2, DWR's failure to pay to Utility the Set-Up Fee or Recurring Fees within three Business Days after the date they are due hereunder, as provided in Section 7;
            Except for amounts to which DWR has objected in writing pursuant to Section 7.2, DWR's failure to pay to Utility the initial implementation and recurring administrative costs associated with Utility's implementation of the 20/20 Program, as provided in Section 4.3;
            Except for amounts to which DWR has objected in writing pursuant to Section 7.2, DWR's failure to fulfill any other monetary obligation hereunder within 15 calendar days after receiving written notice from Utility that such obligation is past due; or
            DWR's failure to fulfill the terms and obligations under Section 2.2 within 15 calendar days after receiving written notice thereof from Utility.

    Upon any default by DWR under this Section 5.4, Utility may exercise any remedies available under this Servicing Order or under Applicable Law, provided that Utility shall have no right to terminate this Servicing Order either in whole or in part (including Service Attachment 1) or any obligation hereunder. DWR agrees that, except for amounts to which DWR has objected in writing pursuant to Section 7.2 and which are determined not to be owed, any Set-Up Fee or Recurring Fees, or any initial implementation and recurring administrative costs associated with Utility's implementation of the 20/20 Program, as provided in Section 4.3, which are not paid to Utility on the date due shall bear interest at the Prime Rate from the first day after the due date until the third Business Day after the date they are required to be made hereunder, and at the Late Payment Rate thereafter until paid. DWR further agrees that, except for amounts to which DWR has objected in writing pursuant to Section 7.2 and which are determined not to be owed, any other monetary obligation payable to Utility by DWR shall bear interest at the Prime Rate from the date due until 15 days after receiving written notice from Utility that such amount is overdue, and thereafter at the Late Payment Rate. DWR further agrees that, when and to the extent that any amounts to which DWR has objected in writing pursuant to Section 7.2 are determined to be owing, such amounts shall bear interest from the due date at the rates described above for the applicable category of obligation.

    Survival of Payment Obligations.

  Upon termination of this Servicing Order, DWR agrees that it, and it is ordered that SDG&E, shall remain liable to the other Party for all amounts owing under this Servicing Order. Utility shall continue to collect and remit, pursuant to the terms of this Servicing Order, Attachment B and Attachment J hereto, any DWR Charges billed to Customers before the effective date of termination and DWR Surplus Energy Sales Revenues attributable to surplus Power sales made prior to the effective date of termination, except as provided in Attachment B hereto.

  Confidentiality.
    Proprietary Information.
            Nothing in this Servicing Order shall affect Utility's obligations to observe any Applicable Law prohibiting the disclosure of Confidential Information regarding its Customers.
            Nothing in this Servicing Order, and in particular nothing in Sections 6.1(e)(x) through 6.1(e)(z) of this Servicing Order, shall affect the rights of the Commission to obtain from Utility, pursuant to Applicable Law, information requested by the Commission, including Confidential Information provided by DWR to Utility. Applicable Law, and not this Servicing Order, will govern what information the Commission may disclose to third parties, subject to any confidentiality agreement between DWR and the Commission.
            Each Party may acquire information and material that is the other Party's confidential, proprietary or trade secret information. As used herein, "Confidential Information" means any and all technical, commercial, financial and customer information disclosed by one Party to the other (or obtained from one Party's inspection of the other Party's records or documents), including any patents, patent applications, copyrights, trade secrets and proprietary information, techniques, sketches, drawings, maps, reports, specifications, designs, records, data, models, inventions, know-how, processes, apparati, equipment, algorithms, software programs, software source documents, object code, source code, and information related to the current, future and proposed products and services of each of the Parties, and includes, without limitation, the Parties' respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, business forecasts, sales and merchandising, and marketing plans and information. In all cases, Confidential Information includes proprietary or confidential information of any third party disclosing such information to either Party in the course of such third party's business or relationship with such Party. Utility's Confidential Information also includes any and all lists of Customers, and any and all information about Customers, both individually and aggregated, including but not limited to Customers' names, street addresses of Customer residences and/or facilities, email addresses, identification numbers, Utility account numbers and passwords, payment histories, energy usage, rate schedule history, allocation of energy uses among Customer residences and/or facilities, and usage of DWR Power. DWR agrees, and it is ordered with respect to SDG&E, that all Confidential Information disclosed by the disclosing Party ("Discloser") will be considered Confidential Information by the receiving Party ("Recipient") if identified as confidential and received from Discloser.
            DWR agrees, and SDG&E is ordered to take all steps reasonably necessary to hold in trust and confidence the other Party's Confidential Information. Without limiting the generality of the immediately preceding sentence, DWR agrees and SDG&E is ordered (i) to hold the other Party's Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, other than as permitted under this Servicing Order; and (ii) to limit the disclosure of the Confidential Information to those of its employees, agents or directly related subcontractors with a need to know who have been advised of the confidential nature thereof and who have acknowledged their express obligation to maintain such confidentiality.
            DWR agrees, and it is ordered with respect to SDG&E that the foregoing two paragraphs will not apply to any item of Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Servicing order; (ii) it has been rightfully received by Recipient from a third party without breach of confidentiality obligations of such third party and outside the context of the provision of Services under this Servicing Order; (iii) it has been independently developed by Recipient personnel having no access to the Confidential Information; or (iv) it was known to Recipient prior to its first receipt from Discloser. DWR agrees, and it is ordered with respect to SDG&E that, in addition, Recipient may disclose Confidential Information if and to the extent required by law or a Governmental Authority, provided that (x) Recipient shall give Discloser a reasonable opportunity to review and object to the disclosure of such Confidential Information, (y) Discloser may seek a protective order or confidential treatment of such Confidential Information, and (z) Recipient shall make commercially reasonable efforts to cooperate with Discloser in seeking such protective order or confidential treatment. DWR agrees, and it is ordered with respect to SDG&E that Discloser shall pay Recipient its reasonable costs of cooperating.
    No License.

    DWR agrees, and it is ordered with respect to SDG&E that nothing contained in this Servicing Order shall be construed as granting to a Party a license, either express or implied, under any patent, copyright, trademark, service mark, trade dress or other intellectual property right, or to any Confidential Information now or hereafter owned, obtained, controlled by, or which is or may be licensable by, the other Party.

    Survival of Provisions.

  DWR agrees, and it is ordered with respect to SDG&E that the provisions of this Section 6 shall survive the termination of this Servicing Order.

  Payment of Fees and Charges.
    Utility Fees.

    DWR agrees that it will pay to Utility a fee, calculated in accordance with Attachment G hereto (the "Set-Up Fee"), in order to cover Utility's costs of establishing the procedures, systems, and mechanisms necessary to perform Services. In addition, DWR also agrees to pay to Utility an annual fee, calculated in accordance with Attachment G hereto, payable monthly in arrears as provided in Section 7.2 hereof (the "Recurring Fees") for Services rendered pursuant to Section 3.1, Section 3.4 and Service Attachment 1 to this Servicing Order. Additional fees to cover changes in costs or the costs of other services provided hereunder shall be as set forth in Attachment G, or if not set forth therein, shall be negotiated by the Parties. Except to the extent provided otherwise in subsequent agreements between the Parties and except to the extent otherwise provided under the 20/20 Program, if the Parties are unable to resolve any disputes relating to such additional fees, either Party may, upon giving seven calendar days advance written notice to the other, submit the dispute to the Commission for proposed resolution, in accordance with Applicable Law. Provided, however, DWR shall pay to Utility fees that will permit recovery of the Utility's incremental cost of establishing procedures, systems and mechanisms necessary to perform Services in connection with Bond Charges. The Utility shall file these fees with the Commission. DWR, prior to Commission action on this filing, shall pay the fees as filed. Upon final action by the Commission, such payment shall be adjusted to reflect the fees approved by the Commission, together with interest from the date of payment to the date of adjustment, at the Prime Rate. Utility acknowledges that the Commission may adjust, with notice to Utility and an opportunity for Utility to be heard, Utility's rates to avoid double recovery of any costs paid by DWR hereunder which have already been included in Utility's rates.

    Payment of Utility Fees and Charges.

    The Set-Up Fee shall be due and payable on the effective date of the Servicing Agreement approved by the Commission pursuant to Decision 01-09-013, and DWR agrees to pay Utility the Set-Up Fee, in the manner provided in Section 7.3 below. After receipt of Utility's invoice 30 days in advance, DWR agrees to pay to Utility its Recurring Fees in monthly installments by the 10th day of each month in the manner provided in Section 7.3 below. Additionally, with respect to all other fees and charges which are expressly identified as owing by DWR to Utility under this Servicing Order (the "Additional Charges") Utility shall (in paper format or, at DWR's option, electronically) submit to DWR an invoice reflecting such Additional Charges for such calendar month. Any invoiced amount for Recurring Fees or Additional Charges shall be due and payable within three Business Days after presentation, and any invoiced amount and the Set-Up Fee shall be considered past due 30 calendar days after presentation, after which interest shall accrue as provided in Section 7.4. To the extent that any invoiced amounts described in this Section 7.2 are not fully paid within 45 days after presentation, and DWR has not objected to Utility in writing by such date, DWR agrees that Utility shall have the right to deduct from any future Remittance(s) the unpaid and overdue amount which is not the subject of any such objection by such date, until such invoice is paid in full or until the dispute over the amount due has been resolved.

    Method of Payment.
            Except as otherwise expressly provided herein, DWR agrees, and with respect to SDG&E it is ordered that any payment from either Party to the other Party under this Servicing Order shall be made by ACH or, if ACH is unavailable, then by wire transfer of immediately available funds to the bank account designated by the receiving Party or, if mutually agreed, paid by means of a check or warrant sent to the recipient's address indicated in accordance with Section 14.14 hereof. Where the Parties have made arrangements for a bank or other third party to remit funds from one Party to the other Party, DWR agrees, and with respect to SDG&E it is ordered that proper identification of the bank or third party, including the account number, shall be furnished in writing. DWR agrees, and with respect to SDG&E it is ordered that the remitting Party shall reasonably cooperate in correcting any bank or other third-party errors and shall not be relieved of its payment responsibilities because of such errors.
            Except as expressly provided otherwise herein or under any Applicable Law, Utility shall be required to pay all expenses incurred by it in connection with its activities under this Servicing Order (including any fees to and disbursements by accountants, counsel, or any other person, any taxes, fees, surcharges or levies imposed on Utility, and any expenses incurred in connection with reports to be provided hereunder) out of the compensation paid to it pursuant to this Section 7, and Utility shall not be entitled to any extra payment or reimbursement therefor. Notwithstanding anything to the contrary above, if and to the extent any additional taxes (excluding taxes on Utility's income), fees or charges are imposed on Utility due solely to Utility's performance of Services hereunder with respect to DWR Charges (such as franchise fees or taxes on DWR Power, the State of California electric energy surcharge, local utility user taxes, or Commission fees), to the extent these taxes, fees, or charges are not already included in Utility's rates and Utility has not been reimbursed therefor and is not authorized to seek reimbursement from Customers therefor, DWR agrees to reimburse Utility therefor as "Additional Charges" in accordance with Section 7.2.
    Interest

  DWR agrees, and with respect to SDG&E it is ordered that except as provided in Sections 5.3, 5.4 or 7.5, any Delinquent Payment under this Servicing Order (whether or not a regularly scheduled payment) shall bear interest at the Late Payment Rate.

  7.5. Reconciliation Amounts

  If a change in Applicable Law (but only if and to the extent such change is expressly intended to be retroactive in effect) or the discovery of a "Material Flaw" results in a discrepancy between any amount paid hereunder and the amount that would have been paid if the changed Applicable Law had been in effect or the Material Flaw had been corrected, such discrepancy (a "Reconciliation Amount") shall be paid by the party that benefited from the superseded Applicable Law or Material Flaw to the other party. Reconciliation Amounts shall be paid in full within 30 days after receipt of an invoice therefore unless a different payment schedule is mutually agreed upon between the parties. Interest on any Reconciliation Amount shall accrue from the original date on which the incorrect payment or remittance produced by the Material Flaw was due until such Reconciliation Amount is paid. Interest on any Reconciliation Amount shall be calculated on the basis of a 365- or 366- day year, as applicable, for the actual days elapsed. For a Reconciliation Amount due from Utility to DWR, interest shall accrue until the date such Reconciliation Amount is due at the rate defined in Utility's Preliminary Statement, II. Balancing Accounts, Section K, Purchased Electric Commodity Account (PECA), subsection 4(i), or superceding account then in effect. For a Reconciliation Amount due from DWR to Utility, interest shall accrue until the date such Reconciliation Amount is due at the State's Pooled Money Investment Account Rate in effect from time to time. If an outstanding Reconciliation Amount is not paid in full when due, any overdue amounts shall be considered Delinquent Payments and interest shall accrue at the Late Payment Rate from the date such overdue amount was due until paid, in accordance with Section 7.4.

  For purposes of this Section, a "Material Flaw" is a procedure or method set forth in this Agreement, or an aspect thereof, which results in the payment or remittance of amounts to either Party (or the failure so to remit or pay) in a time, manner or amount that is inconsistent with Applicable Law. It is expressly agreed and understood that the undercollection or overcollection of amounts required to be collected under Section 80134 of the California Water Code due to incorrect projections of DWR's revenue requirements or due to incorrect projections in the setting of DWR Charges shall not constitute a Material Flaw and are intended to be trued-up in subsequent revenue requirements.

  Records; Audit Rights; Annual Certification.
    Records.

    Utility shall maintain accurate records and accounts relating to DWR Revenues (including separate accounting of Bond Charges and Power Charges) in sufficient detail to permit recordation of DWR Charges billed to Customers and DWR Revenues remitted by Utility to DWR. Utility shall maintain accurate records and accounts relating to DWR Surplus Energy Sales Revenues (including separate accounting of surplus Power sales transactions by counterparty) in sufficient detail to permit recordation of DWR Surplus Energy Sales Revenues separate from other DWR Revenues remitted by Utility to DWR. Utility shall provide to DWR and its Assign(s) access to such records. Access shall be afforded without charge, upon reasonable request made pursuant to Section 8.2. DWR agrees that access shall be afforded only during Business Hours and in such a manner so as not to interfere unreasonably with Utility's normal operations. Utility shall not treat DWR Revenues as income or assets of the Utility or any affiliate for any tax, financial reporting or regulatory purposes, and the financial books or records of Utility and affiliates shall be maintained in a manner consistent with the absolute ownership of DWR Revenues by DWR and Utility's holding of DWR Revenues in trust for DWR (whether or not held together with other monies).

    Audit Rights.
            Upon 30 calendar days' prior written notice, DWR may request an audit, conducted by DWR or its agents (at, DWR agrees, DWR's expense), of Utility's records and procedures, which shall be limited to records and procedures containing information bearing upon: (i) DWR Charges being billed to Customers by Utility (and Customer payments of DWR Charges); (ii) fees to Utility for Services provided by Utility pursuant to this Servicing Order; (iii) Utility's performance of its obligations under this Servicing Order; (iv) allocation of Aggregate Power that is subject to DWR Charges pursuant hereto or Applicable Law; (v) projection or calculation of DWR's revenue requirements as described in Sections 80110 and 80134 of the California Water Code from time to time; (vi) DWR Surplus Energy Sales Revenues collected from third-party purchasers and the collection and allocation of such revenues, and (vii) such other matters as may be permitted by Applicable Commission Orders, Applicable Tariffs or as DWR or its Assign(s) may reasonably request. The audit shall be conducted during Business Hours without interference with Utility's normal operations, and in compliance with Utility's security procedures.
            As provided in the Act, the State of California Bureau of State Audits (the "Bureau") shall conduct a financial and performance audit of DWR's implementation of Division 27 (commencing with Section 80000) of the California Water Code, such audit to be completed prior to December 31, 2001, and the Bureau shall issue a final report on or before March 31, 2003. In addition, as provided in Section 8546.7 of the California Government Code, pursuant to this Section 8.2, Utility is ordered to permit DWR or the State of California Department of General Services, the Bureau, or their designated representative ("DWR's Agent") to review and to copy (at, DWR agrees, DWR's expense) any non-confidential records and supporting documentation pertaining to the performance of this Servicing Order and to conduct an on-site review of any Confidential Information pursuant to Sections 8.3 and 8.8 hereof. Utility shall maintain such records for such possible audit for three years after final Remittance to DWR. Utility shall allow such auditor(s) access to such records during Business Hours and to allow interviews of any employees who might reasonably have information related to such records. Further, Utility shall include a similar right for DWR or DWR's Agent to audit records and interview staff in any contract between Utility and a subcontractor related to performance of this Servicing Order.
    Confidentiality.

    Materials reviewed by either Party or its agents in the course of an audit may contain Confidential Information subject to Section 6 above. DWR agrees, and with respect to SDG&E it is ordered that the use of all materials provided to DWR or Utility or their agents, as the case may be pursuant to this Section 8, shall comply with the provisions in Section 6 and shall be limited to use in conjunction with the conduct of the audit and preparation of a report for appropriate distribution of the results of the audit consistent with Applicable Law.

    Annual Reports.

    At least annually, Utility shall cause a firm of independent certified public accountants (which may provide other services to Utility) to prepare, and Utility will deliver to DWR and its Assign(s), a report addressed to Utility (which may be included as part of Utility's customary auditing activities), for the information and use of DWR, to the effect that such firm has performed certain procedures (the scope of which shall be agreed upon with DWR) in connection with Utility's compliance with its obligations under this Servicing Order during the preceding year, identifying the results of such procedures and including any exceptions noted. Utility will deliver a copy of each report prepared hereunder to the Commission (at the address specified in section 14.14) at the same time it delivers each such report to DWR.

    Annual Certifications.

    At least annually, Utility will deliver to DWR, with a copy to the Commission, a certificate of an authorized officer certifying that to the best of such officer's knowledge, after a review of Utility's performance under this Servicing Order, Utility has fulfilled its obligations under this Servicing Order in all material respects and is in compliance herewith in all material respects.

    Additional Applicable Laws.

    DWR agrees, and SDG&E is ordered to make an effort to promptly notify the other Party in writing to the extent such Party becomes aware of any new Applicable Laws or changes (or proposed changes) in Applicable Tariffs hereafter enacted, adopted or promulgated that may have a material adverse effect on either Party's ability to perform its duties under this Servicing Order. DWR agrees, and with respect to SDG&E it is ordered that a Party's failure to so notify the other Party pursuant to this Section 8.6 will not constitute a material breach of this Servicing Order, and will not give rise to any right to terminate this Servicing Order or cause either Party to incur any liability to the other Party or any third party.

    Other Information.

    Upon the reasonable request of DWR or its Assign(s), Utility shall provide to the Commission and to DWR or its Assign(s) any public financial information in respect of the Utility applicable to Services provided by Utility under this Servicing Order, or any material information regarding the sale of DWR Power, surplus Power or the collection of DWR Charges, to the extent such information is reasonably available to Utility, which (i) is reasonably necessary and permitted by Applicable Law to monitor the performance by Utility hereunder, or (ii) otherwise relates to the exercise of DWR's rights or the discharge of DWR's duties under this Servicing Order or any Applicable Law. In particular, but without limiting the foregoing, Utility shall provide to DWR, with a copy to the Commission, any such information that is necessary or useful to calculate DWR's revenue requirements (as described in Sections 80110 and 80134 of the California Water Code) or DWR Charges or DWR Surplus Energy Sales Revenues.

    Customer Confidentiality.

  Nothing in this Section 8 shall affect the obligation of Utility to observe any Applicable Law prohibiting disclosure of information regarding Customers, and the failure of Utility to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8 or this Servicing Order.

  Representations and Warranties.
            Each person executing this Servicing Order for the respective Parties expressly represents and warrants that he or she has authority to bind the Party on whose behalf he or she has executed this Servicing Order.
            Each Party represents and warrants that it has the full power and authority to execute and deliver this Servicing Order and to perform its terms, that execution, delivery and performance of this Servicing Order have been duly authorized by all necessary corporate or other action by such Party, and that this Servicing Order constitutes such Party's legal, valid and binding obligation, enforceable against such Party in accordance with its terms.
  Amendment Upon Changed Circumstances.
            The Parties are informed that compliance with any Commission decision, legislative action or other governmental action (whether issued before or after the Effective Date of this Servicing Order) affecting the operation of this Servicing Order, including but not limited to (i) dissolution of the ISO, (ii) changes in the ISO market structure, (iii) a decision regarding the "Fixed Department of Water Resources Set-Aside" as such term is defined in Section 360.5 of the California Public Utilities Code, (iv) the establishment of other Governmental Programs, (v) the establishment or implementation of Bonds Charge or related changes ordered by the Commission, (vi) the imposition of an Exit Fee or similar DWR Charge upon Customers of Electric Service Providers or upon any other third party, (vii) the modification of the Operating Order or (viii) the modification of provisions related to the sales of surplus Power made on behalf of DWR to third parties by Utility, may require that amendment(s) be made to this Servicing Order. If either Party reasonably determines that such a decision or action would materially affect the Services to be provided hereunder or the reasonable costs thereof, then upon the issuance of such decision or the approval of such action (unless and until it is stayed), DWR agrees, and SDG&E is ordered to negotiate the amendment(s) to this Servicing Order that is (or are) appropriate in order to effectuate the required changes in Services to be provided or the reimbursement thereof. Notwithstanding Section 5.4, if the Parties are unable to reach agreement on such amendments within 60 days after the issuance of such decision or approval of such action, DWR may, and SDG&E shall , submit the disagreement to the Commission for proposed resolution, in accordance with Applicable Law. Nothing herein shall preclude either Party from challenging the decision or action which such Party deems may adversely affect its interests in any appropriate forum of the Party's choosing.
            The Parties are informed that this Servicing Order has not been reviewed by the rating agencies which are rating DWR's bonds. If the rating agencies request changes to this Servicing Order, DWR agrees, and SDG&E is ordered to negotiate to amend this Servicing Order to accommodate the rating agency requests and will cooperate in obtaining approvals of the Commission for such amendments.
            The Parties are informed that this Servicing Order shall be modified to implement the California Governor's Executive Order D-39-01, dated June 9, 2001, concerning load curtailment programs. Therefore, the Parties agree to negotiate an amendment to this Servicing Order and to cooperate in obtaining approvals of the Commission for such amendment.
  Data Retention.

  DWR agrees, and with respect to SDG&E it is ordered that all data associated with the provision and receipt of services pursuant to this Servicing Order shall be maintained for the greater of (a) the retention time required by Applicable Law or Applicable Tariffs for maintaining such information, or (b) three years.

  Indemnity.

  It is ordered that Utility and, to the extent allowed under Applicable Law, DWR agrees that it (each, the "Indemnifying Party") shall defend, indemnify, and hold the other Party, together with its affiliates, and each of their respective officers, agents, employees, assigns and successors in interest (collectively, the "Indemnified Party"), harmless from and against all claims, losses, demands, actions and expenses, damages and liabilities of any nature whatsoever (collectively "Claims") with respect to the acts or omissions of the Indemnifying Party or its officers, agents, contractors and employees or with respect to Indemnifying Party's performance of its obligations under this Servicing Order. DWR agrees, and with respect to SDG&E it is ordered that notwithstanding the above, the provisions of this Section 12 shall not apply to any Claims to the extent they involve the negligence, gross negligence, recklessness, willful misconduct or breach of this Servicing Order by either Indemnified Party. DWR agrees, and with respect to SDG&E it is ordered that each Indemnified Party shall bear its own attorneys' fees and costs under this Section 12. DWR agrees, and with respect to SDG&E it is ordered that the Indemnifying Party's obligations under this Section 12 shall survive termination of this Servicing Order. This Section 12 notwithstanding, DWR has made no representation that it has the express or implied legal authority to perform any obligation under this Section 12.

  Limitations on Liability.
    Consequential Damages.

    DWR agrees, and with respect to SDG&E it is ordered that in no event will either Party be liable to the other Party for any indirect, special, exemplary, incidental, punitive, or consequential damages under any theory. Nothing in this Section 13.1 shall limit either Party's rights as provided in Section 12 above.

    Limited Obligations of DWR and Utility.

  DWR agrees that it will be liable for all amounts owing to Utility for the Services hereunder, irrespective of (a) any Customer's failure to make full and timely payments owed for DWR Charges, or (b) Utility's rights under Sections 4.3 and 7.2 to deduct certain amounts in calculating Remittances owing by Utility to DWR under Attachment B. Utility will not be required at any time to advance or pay any of its own funds in the fulfillment of its responsibilities hereunder with respect to DWR Charges, except to the extent provided otherwise in Attachments B, H and J hereto. DWR agrees that any amounts payable by DWR under this Servicing Order shall be payable solely from moneys on deposit in the Department of Water Resources Electric Power Fund established pursuant to Section 80200 of the California Water Code (the "Fund"). Neither the full faith and credit nor the taxing power of the State of California are or may be pledged for any payment under this Servicing Order. Revenues and assets of the State Water Resources Development System are not available to make payments under this Servicing Order. If moneys on deposit in the Fund are insufficient to pay all amounts payable by DWR under this Servicing Order, or if DWR has reason to believe such funds may become insufficient to pay all amounts payable by DWR under this Servicing Order, DWR agrees to diligently pursue an increase to its revenue requirements as permitted under the Act from the appropriate Governmental Authority as soon as practicable.

  Miscellaneous.
    Independent Contractor.

    Utility and its agents and employees shall perform their obligations under this Servicing Order as independent contractors and not as officers or employees of the State of California. Notwithstanding the above, Utility shall act as the agent of DWR in billing and collecting DWR Charges and DWR Surplus Energy Sales Revenues hereunder, as provided in the Act and Section 80106 of the California Water Code.

    Remedies Cumulative.

    DWR agrees, and with respect to SDG&E it is ordered that except as otherwise provided in this Servicing Order, all rights of termination, cancellation, or other remedies in this Servicing Order are cumulative. DWR agrees, and with respect to SDG&E, it is ordered that use of any remedy shall not preclude any other remedy available under this Servicing Order.

    Assignment.
            DWR agrees, and with respect to SDG&E, it is ordered that except as provided in paragraphs (b), (c) and (d) below, neither Party shall assign or otherwise dispose of this Servicing Order, its right, title or interest herein or any part hereof to any entity, without the prior written consent of the other Party. DWR agrees, and with respect to SDG&E, it is ordered that no assignment of this Servicing Order shall relieve the assigning Party of any of its obligations under this Servicing Order until such obligations have been assumed by the assignee. DWR agrees, and with respect to SDG&E, it is ordered that when duly assigned in accordance with this Section 14.3(a) and when accepted by the assignee, this Servicing Order shall be binding upon and shall inure to the benefit of the assignee. DWR agrees, and with respect to SDG&E, it is ordered that any assignment in violation of this Section 14.3(a) shall be void.
            Notwithstanding the provisions of this Section 14.3, Utility may delegate its duties under this Servicing Order to an agent or subcontractor, provided that Utility shall remain fully responsible for performance of any delegated duties and shall provide DWR with 30 calendar days' prior written notice of any such delegation, and further provided that such delegation does not, in the sole discretion of DWR, materially adversely affect DWR's or its Assigns' interests hereunder.
            DWR agrees, and with respect to SDG&E it is ordered that DWR may assign or pledge its rights to receive performance (including payment of Remittances) hereunder to a trustee or another party ("Assign(s)") in order to secure DWR's obligations under its bonds (as that term is defined in the Act), and any such Assign shall be a third party beneficiary of this Servicing Order; provided, however, that this authority to assign or pledge rights to receive performance hereunder shall in no event extend to any person or entity that sells power or other goods or services to DWR. Notwithstanding the immediately preceding sentence, DWR may assign or pledge its rights to receive Remittances hereunder to another party in order to secure DWR's other obligations under the Act.
            Any person (i) into which Utility may be merged or consolidated, (ii) which may result from any merger or consolidation to which Utility shall be a party or (iii) which may succeed to the properties and assets of Utility substantially as a whole, which person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Utility hereunder, shall be the successor to Utility under this Servicing Order without further act on the part of any of the Parties to this Servicing Order; provided, however, that Utility shall have delivered to DWR and its Assign(s) an opinion of counsel reasonably acceptable to DWR stating that such consolidation, merger or succession and such agreement of assumption complies with this Section 14.3(d) and that all of Utility's obligations hereunder have been validly assumed and are binding on any such successor or assign.
            Notwithstanding anything to the contrary herein, DWR's rights and obligations hereunder shall be transferred, without any action or consent of either Party hereto, to any entity created by the State legislature which is required under Applicable Law to assume the rights and obligations of DWR under Division 27 of the California Water Code.
    Force Majeure.

    Neither Party shall be liable for any delay or failure in performance of any part of this Servicing Order (including the obligation to remit money at the times specified herein) from any cause beyond its reasonable control, including but not limited to, unusually severe weather, flood, fire, lightning, epidemic, quarantine restriction, war, sabotage, act of a public enemy, earthquake, insurrection, riot, civil disturbance, strike, restraint by court order or Government Authority, or any combination of these causes, which by the exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which by the exercise of due diligence is unable to overcome. An Insolvency Event shall not constitute force majeure. Notwithstanding anything to the contrary above, DWR agrees, and with respect to SDG&E it is ordered that each Party's obligation to pay money hereunder shall continue to the extent such Party is able to make such payment, and any amounts owed by Utility hereunder and received by Utility shall be held in trust for DWR (whether or not held together with other monies) and remitted to DWR as soon as reasonably practicable. DWR agrees, and with respect to SDG&E it is ordered that any amounts paid or remitted pursuant to this Section 14.4 shall not bear interest which would otherwise accrue under Section 7.

    Severability.

    DWR agrees, and with respect to SDG&E it is ordered in the event that any one or more of the provisions of this Servicing Order shall for any reason be held to be unenforceable in any respect under Applicable Law, such unenforceability shall not affect any other provision of this Servicing Order, but this Servicing Order shall be construed as if such unenforceable provision or provisions had never been contained herein.

    Third-Party Beneficiaries.

    The provisions of this Servicing Order are exclusively for the benefit of the Parties and any permitted assignee of either Party.

    Governing Law.

    This Servicing Order shall be interpreted, governed and construed under the laws of the State of California as if executed and performed wholly within the State of California.

    Reserved.

    Section Headings.

    Section and paragraph headings appearing in this Servicing Order are inserted for convenience only and shall not be construed as interpretations of text.

    Entire Servicing Order; Applicable Law.
            This Servicing Order, including all attachments and agreements contemplated herein, contains all of the terms and conditions between the Parties as to the subject matter of this Servicing Order, and merges and supersedes all prior oral or written agreements, commitments, representations and discussions between the Parties or made to third parties regarding the subject matter of this Servicing Order, except that this Servicing Order and the Parties' obligations hereunder shall be subject in all cases to the provisions of Applicable Law, and except that this Servicing Order shall have no effect on the terms of any agreement between DWR and Utility, as modified from time to time after the Execution Date hereof, referenced in Attachment E hereto. Furthermore, no default under any such other agreement between the Parties shall constitute a default hereunder, and each party hereby waives any right to set off any amounts owing to it under any such other agreement against any amounts owing hereunder.
            Should a conflict exist between the provisions contained in this Servicing Order (including the attachments hereto) and either Applicable Law or the 20/20 Program, the provisions of Applicable Law or the 20/20 Program, as the case may be, shall govern. The General Terms and Conditions contained in Attachment D are hereby incorporated by reference. In the event of a conflict between the provisions of this Servicing Order and any attachment hereto (including Service Attachment 1), then the provisions of the attachment shall govern. Nothing in this subsection (b) shall relieve the Parties from complying with their obligations under Section 10 to make amendments to this Servicing Order to reflect changed circumstances, including any amendments necessary due to amendments or supplements to the Operating Order or due to necessary reconciliation with the Operating Order.
    Amendments.

    No amendment, modification, or supplement to this Servicing Order shall be effective unless it is in writing and signed by the authorized representatives of both Parties and approved as required, and by reference incorporates this Servicing Order and identifies the specific portions that are amended, modified, or supplemented or indicates that the material is new. No oral understanding or agreement not incorporated in this Servicing Order is binding on either of the Parties.

    Waivers.

    DWR agrees, and with respect to SDG&E, it is ordered that none of the provisions of this Servicing Order shall be considered waived by either Party unless the Party against whom such waiver is claimed gives such waiver in writing. DWR agrees, and with respect to SDG&E, it is ordered that the failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Servicing Order or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect. DWR agrees, and with respect to SDG&E, it is ordered that waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

    Reserved.

    Notices and Demands.
            DWR agrees, and with respect to SDG&E, it is ordered that except as otherwise provided under this Servicing Order, all notices, demands, or requests pertaining to this Servicing Order shall be in writing and shall be deemed to have been given (i) on the date delivered in person, (ii) on the date when sent by facsimile (with receipt confirmed by telephone by the intended recipient or his or her authorized representative) or electronic transmission (with receipt confirmed telephonically or electronically by the intended recipient or his or her authorized representative) or by special messenger, or (iii) 72 hours following delivery to a United States post office when sent by certified or registered United States mail postage prepaid, and addressed as set forth below:

            Utility: San Diego Gas & Electric Company
            Customer Service Solutions
            8335 Century Park Court, CP11E
            San Diego, California 92123

            Attn: Dawn Osborne
            Direct Access Strategy & Policy Manager
            Telephone: (858) 654-1275
            Facsimile: (858) 654-1256
            Email: dosborne@sdge.com

            DWR: State of California
            The Resources Agency
            Department of Water Resources
            California Energy Resources Scheduling Division
            3310 El Camino Avenue, Suite 120
            Sacramento, California 95821

            Attn: Peter S. Garris
            Deputy Director
            Telephone: (916) 574-2733
            Facsimile: (916) 574-0301
            Email: pgarris@water.ca.gov

            DWR agrees, and with respect to SDG&E, it is ordered that each Party shall be entitled to specify as its proper address any other address in the United States, or specify any change to the above information, upon written notice to the other Party complying with this Section 14.14.
            DWR agrees, and with respect to SDG&E, it is ordered that each Party shall designate on Attachment A the person(s) to be contacted with respect to specific operational matters. Each Party shall be entitled to specify any change to such person(s) upon written notice to the other Party complying with this Section 14.14.
            DWR agrees, and with respect to SDG&E, it is ordered that copies of documents required by this Servicing Order to be delivered to the Commission shall be delivered in accordance with this Section 14.14 and shall be addressed as set forth below:

    California Public Utilities Commission
    505 Van Ness Avenue, 4th Floor
    San Francisco, California 94102

    Attn: Paul Clanon
    Energy Division Director
    Telephone: (415) 703-2237
    Facsimile: (415) 703-2200
    Email: pac@cpuc.ca.gov

    Good Faith.

    DWR agrees to, and SDG&E is ordered to perform all its actions, obligations and duties in connection with this Servicing Order in good faith.

    Approval.

    This Servicing Order shall be effective when approved by the Commission. Except as expressly provided otherwise herein, neither Party may commence performance hereunder until such date. Any delay in the commencement of performance hereunder as a consequence of waiting for such approval(s) shall not be a breach or default under this Servicing Order.

    DWR has determined, pursuant to Section 80014(b) of the California Water Code, that application of certain provisions of the Government Code and Public Contract Code applicable to State contracts, including but not limited to advertising and competitive bidding requirements and prompt payment requirements, would be detrimental to accomplishing the purposes of Division 27 (commencing with Section 80000) of the California Water Code and that such provisions and requirements are therefore not applicable to or incorporated in this Servicing Order.

    The First Amended and Restated Servicing Agreement as amended by Amendment No. 1 (the "original Servicing Agreement"), as further amended by the changes set forth in this 2003 Servicing Order, shall remain in full force and effect. All references to the "Servicing Agreement" or to the "Agreement" in the original Servicing Agreement or in this 2003 Servicing Order shall hereafter mean the 2003 Servicing Order, unless the context requires a different interpretation. The Parties intend this 2003 Servicing Order to amend the original Servicing Agreement, and in the event of irreconcilable conflict between the terms of the original Servicing Agreement and this 2003 Servicing Order, the terms of this 2003 Servicing Order shall control. The 2003 Servicing Order shall be effective at such time it has been executed by both Parties and approved by the Commission, and until such time, the original Servicing Agreement shall remain in full force and effect.

    Attachments.

The following attachments are incorporated in this Servicing Order:

Service Attachment 1 -- Consolidated Utility Billing Services
Service Attachment 2 -- Wholesale Trading, Invoicing and Collection Services
Attachment A -- Representatives and Contacts
Attachment B -- Remittance Methodology
Attachment C -- Sample Daily and Monthly Reports
Attachment D -- General Terms and Conditions
Attachment E -- Additional Provisions
Attachment F -- Calculation Methodology for Reduced Remittances Pursuant to 20/20 Program
Attachment G -- Fee Schedule
Attachment H -- Adjustments to DWR Charges for Variances in DWR Power Delivered
Attachment I -- Reserved

[Remainder of Page Intentionally Left Blank]

SERVICE ATTACHMENT 1

SAN DIEGO GAS & ELECTRIC COMPANY

CONSOLIDATED UTILITY BILLING SERVICES
Section	Title	Page
Section 1	Establishment and Maintenance of Consolidated Utility Billing	SA 1-2
Section 2	Customer Billings Procedures	SA 1-2
Section 3	Customer Payments	SA 1-4
Section 4	Collection and Nonpayment	SA 1-4
Section 5	Taxes and Fees Service	SA 1-4
Section 6	Late Payments	SA 1-5

SERVICE ATTACHMENT 1

SAN DIEGO GAS & ELECTRIC COMPANY

CONSOLIDATED UTILITY BILLING SERVICES

Section 1. Establishment and Maintenance of Consolidated Utility Billing.

Under Consolidated Utility Billing, Utility will include the DWR Charges with its Utility Charges on the Customer's Bill.

Section 2. Customer Billing Procedures.

2.1. Compliance with Metering Standards. Except to the extent such services are provided by a third party:

(a) Utility shall comply with all metering standards pursuant to Applicable Tariffs.

(b) Utility shall read and validate data from meters, and edit and estimate such data, under the terms of Applicable Tariffs.

(c) Utility shall maintain, store and provide current and historical meter and usage data as required by Applicable Tariffs.

2.2. Presentation of DWR Charges on Consolidated Utility Bill.

(a) DWR Charges shall appear on all Consolidated Utility Bills in the manner and at the time required by Applicable Law and Applicable Tariffs.

(b) Notwithstanding subsection (a) above, the Utility may change the manner of bill presentation of DWR Charges upon the agreement of DWR or at the request of DWR and upon agreement by the Utility. Such agreement by DWR or Utility is not to be unreasonably withheld.

(c) Notwithstanding subsections (a) and (b) above, no change shall be made to Consolidated Utility Bill formats without the approval of the Commission, if the Commission's approval is required under Applicable Law and Applicable Tariffs.
    Notwithstanding subsections (a), (b) and (c), above, the Consolidated Utility Bill shall, upon Commission implementation of Bond Charges, (i) at all times thereafter contain a separate line item for Bond Charges and (ii) so long as DWR is providing Power to Customers, contain a statement to the effect that the Consolidated Utility Bill includes Charges for power provided by DWR for which DWR is collecting "X" cents per kilowatt hour (where X= the current Power Charge). DWR shall pay Utility its incremental costs incurred to implement the separate line for Bond Charges as additional fees for additional services in accordance with Section 7 and Attachment G of this Servicing Order.

2.3. Billing Costs.

DWR agrees that Utility shall be reimbursed for the reasonable costs of the Billing Services it performs for DWR under this Servicing Order, except for those costs that would have been incurred in providing Billing Services for Customers in the absence of this Servicing Order. DWR agree that the Commission has jurisdiction to address any dispute concerning the reasonableness of the costs of Billing Services charged to DWR under this Servicing Order.

2.4. Adjustments to DWR Charges.

Utility will resolve all disputes with Customers relating to DWR Charges consistent with Applicable Tariffs and prevailing industry standards. Utility will not waive any late payment fee or modify the terms of payment of any amounts payable by Customer unless such action is consistent with the action taken with respect to its own Charges and Applicable Tariffs. In the event that DWR is entitled by Applicable Law to collect Exit Fees as a component of DWR Charges, DWR agrees, and SDG&E is ordered to negotiate the amendment(s) to this Servicing Order that is (or are) appropriate in order to facilitate the calculation and collection of such Exit Fees, and any such amendment shall be submitted to the Commission for approval.

2.5. Format of Consolidated Utility Bills.

Utility shall conform to such requirements in respect of the format, structure and text of Consolidated Utility Bills as Applicable Law and Applicable Tariffs shall from time to time prescribe. Utility shall, subject to the requirements of Sections 1 and 2 of this Service Attachment 1, determine the format and text of Consolidated Utility Bills in accordance with its reasonable business judgment, and its policies and practices with respect to its own charges.

2.6. Customer Notices.

            If DWR Charges are revised at any time, Utility shall, to the extent and in the manner and timeframe required by Applicable Law, provide Customers with notice announcing such revised DWR Charges. Such notice shall, as appropriate, include publication, inserts to or in the text of the bills or on the reverse side of bills delivered to Customers, and/or such other means as Utility may from time to time use to communicate with its customers. The format of any such notice shall be determined by the mutual agreement of the Parties, subject to approval by the Commission's public advisor.
            In addition, at least once each year, to the extent permitted by Applicable Law, Utility shall cause to be prepared and delivered to Customers a notice stating, in effect, that DWR Power and DWR Charges are owned by DWR and not Utility. Such notice shall be included, in a manner and format to be agreed upon by the Parties, subject to approval by the Commission's public advisor, either as an insert to or in the text of the bills or on the reverse side of bills delivered to such Customers or shall be delivered to Customers by electronic means or such other means as Utility may from time to time use to communicate with its Customers.

2.7. Delivery.

Utility shall deliver all Consolidated Utility Bills (i) by United States Mail in such class or classes as are consistent with polices and practices followed by Utility with respect to its own charges or (ii) by any other means, whether electronic or otherwise, that Utility may from time to time use to present its own charges to its customers. In the case of Consolidated Utility Billing Service, Utility shall pay from its own funds all costs of issuance and delivery of Consolidated Utility Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time, except to the extent that the presentation of DWR Charges and any associated bill messages or notices (including, without limitation, bill inserts and published notices) materially increase the costs in which case such increase in costs shall be borne solely by DWR. To the extent practicable, Utility agrees to give DWR seven calendar days prior written notice of any such additional costs. Any such increased costs shall be invoiced to DWR as Additional Charges and shall be subject to the provisions of Section 7 of the Servicing Order.

Section 3. Customer Payments.

Utility shall permit Customers to pay DWR Charges through any of the payment options then offered by Utility to Customers for payment of Utility Charges appearing on the Consolidated Utility Bill. Utility shall not permit Customers to direct how partial payments of balances due on Consolidated Utility Bills will be applied. Utility will credit all payments received from a Customer as set forth in Attachment B hereto.

Section 4. Collection and Nonpayment.

4.1. Collection of DWR Charges.

Utility will collect DWR Charges in accordance with its standard practices, and will notify Customers of amounts overdue for DWR Charges in accordance with such practices. Such collection practices shall conform to all requirements of Applicable Law and Applicable Tariffs. Utility will post all payments for DWR Charges as promptly as practicable, but in no case less promptly than Utility posts payments for Utility Charges.

4.2. Termination of Customer's Electrical Service.

Utility shall adhere to and carry out disconnection policies in accordance with Applicable Law.

Section 5. Taxes and Fees Service.

Subject to Section 7.3, Utility will collect and remit to the various authorities the taxes and fees assessed to Customers on the DWR Charges.

Section 6. Late Payments.

In the event that Utility receives late payment interest charges from a Customer, such payment shall be allocated to DWR based upon the same proportion that DWR Charges bear to the total Utility Charges on the Consolidated Utility Bill. Utility shall not allocate to DWR any other late payment service charges or collection fees (including but not limited to disconnection or reconnection services or similar charges related to Customer defaults).

SERVICE ATTACHMENT 2

SAN DIEGO GAS & ELECTRIC COMPANY

WHOLESALE TRADING, BILLING, COLLECTION OF SURPLUS POWER SALES

Section	Title	Page
Section 1	Surplus Sales Transactions	SA 2-
Section 2	Wholesale Invoicing Procedures	SA 2-
Section 3	Wholesale Payments	SA 2-
Section 4	Collection and Nonpayment	SA 2-
Section 5	Taxes and Fees Service?	SA 2-
Section 6	Late Payments?	SA 2-
Section 7	Credit Risk Management?	SA2-